                                                                    EXHIBIT 99.3

--------------------------
        U. S. Steel Group
--------------------------



            Index to Financial Statements, Supplementary Data,
            Management's Discussion and Analysis and Quantitative and Qualitative Disclosures About Market Risk


                                                                            Page
                                                                            ----
            Management's Report...........................................  S-1

            Audited Financial Statements:

              Report of Independent Accountants...........................  S-1

              Statement of Operations.....................................  S-2

              Balance Sheet...............................................  S-3

              Statement of Cash Flows.....................................  S-4

              Notes to Financial Statements...............................  S-5

            Selected Quarterly Financial Data.............................  S-21

            Principal Unconsolidated Affiliates...........................  S-22

            Supplementary Information.....................................  S-22

            Five-Year Operating Summary...................................  S-23

            Five-Year Financial Summary...................................  S-24

            Management's Discussion and Analysis..........................  S-25

            Quantitative and Qualitative Disclosures About Market Risk....  S-36

             MANAGEMENT'S REPORT

             The accompanying financial statements of the U. S. Steel Group are the responsibility of and have been prepared by USX Corporation
             (USX) in conformity with generally accepted accounting principles. They necessarily include some amounts that are based on best judgments and estimates. The U. S. Steel Group financial information displayed in other sections of this report is consistent with these financial statements.

               USX seeks to assure the objectivity and integrity of its
             financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

               USX has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

               The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated and group financial statements.


             Thomas J. Usher                 Robert M. Hernandez          Kenneth L. Matheny
             Chairman, Board of Directors    Vice Chairman                Vice President
             & Chief Executive Officer       & Chief Financial Officer    & Comptroller

             REPORT OF INDEPENDENT ACCOUNTANTS

             To the Stockholders of USX Corporation:

             In our opinion, the accompanying financial statements appearing on pages S-2 through S-20 present fairly, in all material respects, the financial position of the U. S. Steel Group at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

               As discussed in Note 5, page S-8, in 1995 USX adopted a new accounting standard for the impairment of long-lived assets.

               The U. S. Steel Group is a business unit of USX Corporation (as described in Note 1, page S-5); accordingly, the financial statements of the U. S. Steel Group should be read in connection with the consolidated financial statements of USX Corporation.



             Price Waterhouse LLP
             600 Grant Street, Pittsburgh, Pennsylvania 15219-2794 February 10, 1998

             STATEMENT OF OPERATIONS

             (Dollars in millions)                                                      1997          1996          1995
             ------------------------------------------------------------------------------------------------------------
             REVENUES:
              Sales                                                                    $6,814        $6,533        $6,456
              Income from affiliates                                                       69            66            80
              Gain on disposal of assets                                                   57            16            21
              Gain on affiliate stock offering (Note 6)                                    --            53            --
              Other income                                                                  1             2            --
                                                                                       ------        ------        ------
                 Total revenues                                                         6,941         6,670         6,557
                                                                                       ------        ------        ------
             COSTS AND EXPENSES:
              Cost of sales (excludes items shown below)                                5,762         5,829         5,565
              Selling, general and administrative expenses (credits) (Note 13)           (137)         (165)         (134)
              Depreciation, depletion and amortization                                    303           292           318
              Taxes other than income taxes                                               240           231           210
              Impairment of long-lived assets (Note 5)                                     --            --            16
                                                                                       ------        ------        ------
                 Total costs and expenses                                               6,168         6,187         5,975
                                                                                       ------        ------        ------
             INCOME FROM OPERATIONS                                                       773           483           582
             Net interest and other financial costs (Note 8)                               87           116           129
                                                                                       ------        ------        ------
             INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS                            686           367           453
             Provision for estimated income taxes (Note 15)                               234            92           150
                                                                                       ------        ------        ------
             INCOME BEFORE EXTRAORDINARY LOSS                                             452           275           303
             Extraordinary loss (Note 7)                                                   --             2             2
                                                                                       ------        ------        ------
             NET INCOME                                                                   452           273           301
             Noncash credit from exchange of preferred stock (Note 21)                     10            --            --
             Dividends on preferred stock                                                 (13)          (22)          (24)
                                                                                       ------        ------        ------
             NET INCOME APPLICABLE TO STEEL STOCK                                      $  449        $  251        $  277
             ------------------------------------------------------------------------------------------------------------

             INCOME PER COMMON SHARE APPLICABLE TO STEEL STOCK

                                                                                        1997          1996          1995
             ------------------------------------------------------------------------------------------------------------
             BASIC:
              Income before extraordinary loss                                         $ 5.24        $ 3.00        $ 3.53
              Extraordinary loss                                                           --          (.02)         (.02)
                                                                                       ------        ------        ------
              Net income                                                               $ 5.24        $ 2.98        $ 3.51
             DILUTED:
              Income before extraordinary loss                                         $ 4.88        $ 2.97        $ 3.43
              Extraordinary loss                                                           --          (.02)         (.02)
                                                                                       ------        ------        ------
              Net income                                                               $ 4.88        $ 2.95        $ 3.41
             ------------------------------------------------------------------------------------------------------------

             See Note 24, for a description and computation of income per common share.
             The accompanying notes are an integral part of these financial statements.

             BALANCE SHEET

             (Dollars in millions)                                          December 31         1997         1996
             ----------------------------------------------------------------------------------------------------
             ASSETS
             Current assets:
              Cash and cash equivalents                                                       $   18       $   23
              Receivables, less allowance for doubtful accounts
               of $13 and $23 (Note 19)                                                          588          580
              Inventories (Note 17)                                                              705          648
              Deferred income tax benefits (Note 15)                                             220          177
                                                                                              ------       ------
                 Total current assets                                                          1,531        1,428
             Investments and long-term receivables,
              less reserves of $15 and $17 (Note 16)                                             670          621
             Property, plant and equipment - net (Note 20)                                     2,496        2,551
             Long-term deferred income tax benefits (Note 15)                                     19          217
             Prepaid pensions (Note 13)                                                        1,957        1,734
             Other noncurrent assets                                                              21           29
                                                                                              ------       ------
                 Total assets                                                                 $6,694       $6,580
             ----------------------------------------------------------------------------------------------------
             LIABILITIES
             Current liabilities:
              Notes payable                                                                   $   13       $   18
              Accounts payable                                                                   687          667
              Payroll and benefits payable                                                       379          365
              Accrued taxes                                                                      190          154
              Accrued interest                                                                    11           22
              Long-term debt due within one year (Note 10)                                        54           73
                                                                                              ------       ------
                 Total current liabilities                                                     1,334        1,299
             Long-term debt (Note 10)                                                            456        1,014
             Employee benefits (Note 14)                                                       2,338        2,430
             Deferred credits and other liabilities                                              536          207

             Preferred stock of subsidiary (Note 9)                                               66           64
             USX obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely junior subordinated
              convertible debentures of USX (Note 21)                                            182           --

             STOCKHOLDERS' EQUITY (Note 22)
             Preferred stock                                                                       3            7
             Common stockholders' equity                                                       1,779        1,559
                                                                                              ------       ------
                 Total stockholders' equity                                                    1,782        1,566
                                                                                              ------       ------
                 Total liabilities and stockholders' equity                                   $6,694       $6,580
             ----------------------------------------------------------------------------------------------------

             The accompanying notes are an integral part of these financial statements.

             STATEMENT OF CASH FLOWS

             (Dollars in millions)                                                                1997          1996          1995
             ---------------------------------------------------------------------------------------------------------------------
             INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
             OPERATING ACTIVITIES:
             Net income                                                                          $ 452         $ 273         $ 301
             Adjustments to reconcile to net cash provided from operating activities:
               Extraordinary loss                                                                   --             2             2
               Depreciation, depletion and amortization                                            303           292           318
               Pensions                                                                           (222)         (185)         (323)
               Postretirement benefits other than pensions                                        (127)           21            --
               Deferred income taxes                                                               193           150           133
               Gain on disposal of assets                                                          (57)          (16)          (21)
               Gain on affiliate stock offering                                                     --           (53)           --
               Payment of amortized discount on zero coupon debentures                              (3)           --           (28)
               Impairment of long-lived assets                                                      --            --            16
               Changes in:   Current receivables                                                   (24)          (10)          107
                             Inventories                                                           (57)          (47)          (14)
                             Current accounts payable and accrued expenses                          61          (193)          160
               All other - net                                                                     (49)         (148)          (64)
                                                                                                 -----         -----         -----
                 Net cash provided from operating activities                                       470            86           587
                                                                                                 -----         -----         -----
             INVESTING ACTIVITIES:
             Capital expenditures                                                                 (261)         (337)         (324)
             Disposal of assets                                                                    420           161            67
             Investments in equity affiliates - net                                                (16)           11             4
             All other - net                                                                        (3)           26             1
                                                                                                 -----         -----         -----
                 Net cash provided from (used in) investing activities                             140          (139)         (252)
                                                                                                 -----         -----         -----
             FINANCING ACTIVITIES (Note 4):
             Decrease in U. S. Steel Group's portion of USX consolidated debt                     (561)          (31)         (399)
             Specifically attributed debt:
               Borrowings                                                                           --           113            --
               Repayments                                                                           (6)           (5)           (4)
             Preferred stock redeemed                                                               --            --           (25)
             Steel Stock issued                                                                     48            51           218
             Dividends paid                                                                        (96)         (104)          (93)
                                                                                                 -----         -----         -----
                 Net cash provided from (used in) financing activities                            (615)           24          (303)
                                                                                                 -----         -----         -----
             NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (5)          (29)           32
             CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         23            52            20
                                                                                                 -----         -----         -----
             CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $  18         $  23         $  52
             ---------------------------------------------------------------------------------------------------------------------

             See Note 11, for supplemental cash flow information.
             The accompanying notes are an integral part of these financial statements.

             NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

             After the redemption of the USX - Delhi Group stock on January 26, 1998, USX Corporation (USX) has two classes of common stock: USX - U.S. Steel Group Common Stock (Steel Stock) and USX - Marathon Group Common Stock (Marathon Stock), which are intended to reflect the performance of the U. S. Steel Group and the Marathon Group, respectively.

                The financial statements of the U. S. Steel Group include the financial position, results of operations and cash flows for all businesses of USX other than the businesses, assets and liabilities included in the Marathon Group, and a portion of the corporate assets and liabilities and related transactions which are not separately identified with ongoing operating units of USX. The U.
             S. Steel Group, which consists primarily of steel operations, includes the largest domestic integrated steel producer and is primarily engaged in the production and sale of steel mill products, coke and taconite pellets. The U. S. Steel Group also includes the management of mineral resources, domestic coal mining, and engineering and consulting services. Other businesses that are part of the U. S. Steel Group include real estate development and management and leasing and financing activities. The U. S. Steel Group financial statements are prepared using the amounts included in the USX consolidated financial statements.

                Although the financial statements of the U. S. Steel Group and the Marathon Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the U. S. Steel Group and the Marathon Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Steel Stock and Marathon Stock are holders of common stock of USX, and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the U. S. Steel Group financial information.

________________________________________________________________________________
2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

             PRINCIPLES APPLIED IN CONSOLIDATION - These financial statements include the accounts of the U. S. Steel Group. The U. S. Steel Group and the Marathon Group financial statements, taken together, comprise all of the accounts included in the USX consolidated financial statements.

                Investments in entities over which the U. S. Steel Group has significant influence are accounted for using the equity method of accounting and are carried at the U. S. Steel Group's share of net assets plus advances. The proportionate share of income from these equity method investments is included in revenues.

                Investments in companies whose stock has no readily determinable fair value are carried at cost. Dividends from these investments are recognized in revenues.

                Gains or losses from a change in ownership interest of an
             unconsolidated affiliate are recognized in revenues in the period of change.

             USE OF ESTIMATES - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year.

             CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with maturities generally of three months or less.

             INVENTORIES - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

             DERIVATIVE INSTRUMENTS - The U. S. Steel Group engages in commodity risk management activities within the normal course of its business as an end-user of derivative instruments (Note 26). Management is authorized to manage exposure to price fluctuations related to the purchase of natural gas and nonferrous metals through the use of a variety of derivative financial and nonfinancial instruments. Derivative financial instruments require settlement in cash and include such instruments as over-the-counter (OTC) commodity swap agreements and OTC commodity options. Derivative nonfinancial instruments require or permit settlement by delivery of commodities and include exchange-traded commodity futures contracts and options. At times, derivative positions are closed, prior to maturity, simultaneous with the underlying physical transaction and the effects are recognized in income accordingly. The U. S. Steel Group's practice does not permit derivative positions to remain open if the underlying physical market risk has been removed. Changes in the market value of derivative instruments are deferred, including both closed and open positions, and are subsequently recognized in income as cost of sales in the same period as the underlying transaction. Premiums on all commodity-based option contracts are initially recorded based on the amount paid or received; the options' market value is subsequently recorded as a receivable or payable, as appropriate. The margin receivable accounts required for open commodity contracts reflect changes in the market prices of the underlying commodity and are settled on a daily basis.

                Forward currency contracts are used to manage currency risks related to USX attributed debt denominated in a foreign currency. Gains or losses related to firm commitments are deferred and included with the underlying transaction; all other gains or losses are recognized in income in the current period as interest income or expense, as appropriate. Net contract values are included in receivables or payables, as appropriate.

                Recorded deferred gains or losses are reflected within other noncurrent assets or deferred credits and other liabilities. Cash flows from the use of derivative instruments are reported in the same category as the hedged item in the statement of cash flows.

             LONG-LIVED ASSETS - Depreciation is generally computed using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.

                Depletion of mineral properties is based on rates which are expected to amortize cost over the estimated tonnage of minerals to be removed.

                When an entire plant, major facility or facilities depreciated on an individual basis are sold or otherwise disposed of, any gain or loss is reflected in income. Proceeds from disposal of other facilities depreciated on a group basis are credited to the depreciation reserve with no immediate effect on income.

                The U. S. Steel Group evaluates impairment of its long-lived assets on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

             ENVIRONMENTAL REMEDIATION - The U. S. Steel Group provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and could be discounted in certain instances.

             POSTEMPLOYMENT BENEFITS - The U. S. Steel Group recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

             INSURANCE - The U. S. Steel Group is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

             RECLASSIFICATIONS - Certain reclassifications of prior years' data have been made to conform to 1997 classifications.

________________________________________________________________________________
3. NEW ACCOUNTING STANDARDS

             The following accounting standards were adopted by USX during 1997:

                Environmental remediation liabilities Effective January 1, 1997, USX adopted American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides additional interpretation of existing accounting standards related to recognition, measurement and disclosure of environmental remediation liabilities. As a result of adopting SOP 96-1, the
                U. S. Steel Group identified additional environmental remediation liabilities of $35 million, of which $28 million was discounted to a present value of $13 million and $7 million was not discounted. Assumptions used in the calculation of the present value amount included an inflation factor of 2% and an interest rate of 7% over a range of 22 to 30 years. The net unfavorable effect of adoption on the
                U. S. Steel Group's income from operations at January 1, 1997, was $20 million.

                Earnings per share - USX adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No.
                128). This Statement establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 requires dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or convertible securities were exercised or converted into common stock. The adoption of SFAS No. 128 did not materially change current and prior years' EPS of the U. S. Steel Group.

________________________________________________________________________________
4. CORPORATE ACTIVITIES

             FINANCIAL ACTIVITIES - As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the U. S. Steel Group, the Marathon Group and, prior to November 1, 1997, the Delhi Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. Most financing transactions are attributed to and reflected in the financial statements of the groups. See
             Note 9, for the U. S. Steel Group's portion of USX's financial activities attributed to the groups. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into any one class of common stock are or will be specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.

             CORPORATE GENERAL AND ADMINISTRATIVE COSTS - Corporate general and administrative costs are allocated to the U. S. Steel Group, the Marathon Group and, prior to November 1, 1997, the Delhi Group based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and sales. The costs allocated to the U. S. Steel Group were $31 million in 1997, $29 million in 1996 and $30 million in 1995, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

             INCOME TAXES - All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the U. S. Steel Group, the Marathon Group and, prior to November 1, 1997, the Delhi Group financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated among the U. S. Steel Group, Marathon Group and, prior to November 1, 1997, the Delhi Group, for group financial statement purposes, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective groups.

                For tax provision and settlement purposes, tax benefits
             resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by one of the groups on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to the group that generated the attributes. To the extent that one of the groups is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by the group that generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to the group that would have realized the tax benefits on a separate return basis. As a result, the allocated group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns.

________________________________________________________________________________
5. IMPAIRMENT OF LONG-LIVED ASSETS

             In 1995, USX adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " (SFAS No. 121). SFAS No. 121 requires that long-lived assets, including related goodwill, be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The impaired assets included certain iron ore mineral rights and surplus real estate holdings. The predominant method used to determine fair value was comparable market value analysis. The impairment charge recognized in 1995 costs and expenses for these assets was $16 million.

________________________________________________________________________________
6. GAIN ON AFFILIATE STOCK OFFERING

             In 1996, an aggregate of 6.9 million shares of RMI Titanium Company
             (RMI) common stock was sold in a public offering at a price of $18.50 per share and total net proceeds of $121 million. Included in the offering were 2.3 million shares sold by USX for net proceeds of $40 million. The U. S. Steel Group recognized a total pretax gain of $53 million, of which $34 million was attributable to the shares sold by USX and $19 million was attributable to the increase in value of its investment as a result of the shares sold by RMI. The income tax effect related to the total gain was $19 million. As a result of this transaction, USX's ownership in RMI decreased from approximately 50% to 27%. The U. S. Steel Group continues to account for its investment in RMI under the equity method of accounting.

________________________________________________________________________________
7. EXTRAORDINARY LOSS

             On December 30, 1996, USX irrevocably called for redemption on January 30, 1997, $120 million of debt, resulting in a 1996 extraordinary loss to the U. S. Steel Group of $2 million, net of a $1 million income tax benefit. In 1995, USX extinguished $553 million of debt prior to maturity, which resulted in an extraordinary loss to the U. S. Steel Group of $2 million, net of a $1 million income tax benefit.

________________________________________________________________________________
8. NET INTEREST AND OTHER FINANCIAL COSTS

             (In millions)                                           1997    1996   1995
             ---------------------------------------------------------------------------
             INTEREST AND OTHER FINANCIAL INCOME/(a)/ -
              Interest income                                       $   4   $   4  $   8
                                                                    -----   -----  -----
             INTEREST AND OTHER FINANCIAL COSTS/(a)/:
              Interest incurred                                        57      85     98
              Less interest capitalized                                 7       8      5
                                                                    -----   -----  -----
               Net interest                                            50      77     93
              Interest on tax issues                                   13      10     11
              Financial costs on trust preferred securities            10      --     --
              Financial costs on preferred stock of subsidiary          5       5      5
              Amortization of discounts                                 2       2      6
              Expenses on sales of accounts receivable (Note 19)       21      20     22
              Adjustment to settlement value of indexed debt          (10)      6     --
                                                                    -----   -----  -----
                 Total                                                 91     120    137
                                                                    -----   -----  -----
             NET INTEREST AND OTHER FINANCIAL COSTS/(a)/            $  87   $ 116  $ 129
             ---------------------------------------------------------------------------

             /(a)/See Note 4, for discussion of USX net interest and other financial costs attributable to the U. S. Steel Group.

--------------------------------------------------------------------------------
9. FINANCIAL ACTIVITIES ATTRIBUTED TO GROUPS

             The following is the portion of USX financial activities attributed to the U. S. Steel Group. These amounts exclude debt amounts specifically attributed to the U. S. Steel Group.

                                                                        U. S. Steel Group           Consolidated USX/(a)/
                                                                ---------------------------------  ------------------------
             (In millions)                  December 31               1997               1996        1997            1996
             --------------------------------------------------------------------------------------------------------------
             Cash and cash equivalents                             $   1             $   2         $    6          $    8
             Receivables/(b)/                                          1                -              10              -
             Long-term receivables/(b)/                               -                  3             -               16
             Other noncurrent assets/(b)/                              1                 2              8               8
                                                                    -----            -----         ------          -------
               Total assets                                        $   3             $   7         $   24          $   32
             --------------------------------------------------------------------------------------------------------------
             Notes payable                                         $  13             $  18         $  121          $   80
             Accounts payable                                         -                 -               1               2
             Accrued interest                                         10                22             89              98
             Long-term debt due within one year (Note 10)             50                69            466             309
             Long-term debt (Note 10)                                252               794          2,704           3,615
             Preferred stock of subsidiary                            66                64            250             250
                                                                    -----            -----         ------          -------
               Total liabilities                                   $ 391             $ 967         $3,631          $4,354
             --------------------------------------------------------------------------------------------------------------
                                                                        U. S. Steel Group/(c)/      Consolidated USX/(a)/
                                                                ---------------------------------  ------------------------
             (In millions)                                        1997       1996         1995      1997    1996      1995
             --------------------------------------------------------------------------------------------------------------
             Net interest and other financial costs (Note 8)      $  46       $  81       $  98     $ 309   $ 376    $  439
             --------------------------------------------------------------------------------------------------------------

             /(a)/ For details of USX long-term debt and preferred stock of subsidiary, see Notes 16 and 25, respectively, to the USX consolidated financial statements.
             /(b)/ Primarily reflects forward currency contracts used to manage currency risks related to USX debt and interest denominated in a foreign currency.
             /(c)/ The U. S. Steel Group's net interest and other financial costs reflect weighted average effects of all financial activities attributed to all groups.

--------------------------------------------------------------------------------
10. LONG-TERM DEBT

             The U. S. Steel Group's portion of USX's consolidated long-term debt is as follows:

                                                                        U. S. Steel Group           Consolidated USX/(a)/
                                                                ---------------------------------  ----------------------
             (In millions)                  December 31               1997               1996        1997            1996
             ------------------------------------------------------------------------------------------------------------
             Specifically attributed debt/(b)/:
              Sale-leaseback financing and capital leases           $  99            $  105         $  123         $  129
              Indexed debt less unamortized discount                  110               119            110            119
              Seller-provided financing                                -                 -              -              40
                                                                    -----           -------        -------       --------
               Total                                                  209               224            233            288
              Less amount due within one year                           5                 4              5             44
                                                                    -----           -------        -------       --------
               Total specifically attributed long-term debt         $ 204            $  220         $  228         $  244
             ------------------------------------------------------------------------------------------------------------
             Debt attributed to groups/(c)/                         $ 305            $  869         $3,194         $3,949
              Less unamortized discount                                 3                 6             24             25
              Less amount due within one year                          50                69            466            309
                                                                    -----           -------        -------       --------
               Total long-term debt attributed to groups            $ 252            $  794         $2,704         $3,615
             ------------------------------------------------------------------------------------------------------------
             Total long-term debt due within one year               $  55            $   73         $  471         $  353
             Total long-term debt due after one year                  456             1,014          2,932          3,859
             ------------------------------------------------------------------------------------------------------------

             /(a)/ See Note 16, to the USX consolidated financial statements for details of interest rates, maturities and other terms of long-term debt.
             /(b)/ As described in Note 4, certain financial activities are specifically attributed only to the U. S. Steel Group and the Marathon Group.
             /(c)/ Most long-term debt activities of USX Corporation and its wholly owned subsidiaries are attributed to all groups (in total, but not with respect to specific debt issues) based on their respective cash flows (Notes 4, 9 and 11).

--------------------------------------------------------------------------------
11. SUPPLEMENTAL CASH FLOW INFORMATION

          (In millions)                                                                 1997            1996          1995
          -------------------------------------------------------------------------------------------------------------------
          CASH USED IN OPERATING ACTIVITIES INCLUDED:
           Interest and other financial costs paid (net of amount capitalized)          $    (99)     $   (129)      $  (159)
           Income taxes paid, including settlements
            with other groups                                                                (48)          (53)           (4)
          -------------------------------------------------------------------------------------------------------------------
          USX DEBT ATTRIBUTED TO ALL GROUPS - NET:
           Commercial paper:
            Issued                                                                      $     -       $  1,422       $ 2,434
            Repayments                                                                        -         (1,555)       (2,651)
           Credit agreements:
            Borrowings                                                                    10,454        10,356         4,719
            Repayments                                                                   (10,449)      (10,340)       (4,659)
           Other credit arrangements - net                                                    36           (36)           40
           Other debt:
            Borrowings                                                                        10            78            52
            Repayments                                                                      (741)         (705)         (440)
                                                                                        --------      --------       -------
             Total                                                                      $   (690)     $   (780)      $  (505)
          -------------------------------------------------------------------------------------------------------------------
           U. S. Steel Group activity                                                   $   (561)     $    (31)      $  (399)
           Marathon Group activity                                                            97          (769)         (204)
           Delhi Group activity                                                             (226)           20            98
                                                                                        --------      --------       -------
             Total                                                                      $   (690)     $   (780)      $  (505)
          -------------------------------------------------------------------------------------------------------------------
          NONCASH INVESTING AND FINANCING ACTIVITIES:
           Steel Stock issued for Dividend Reinvestment Plan and
            employee stock plans                                                        $      5      $      4       $    16
           Disposal of assets-notes received                                                  -             12             4
           Trust  preferred securities exchanged for preferred stock                         182           -             -
          -------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
12. INTERGROUP TRANSACTIONS

             SALES AND PURCHASES - U. S. Steel Group sales to the Marathon
             Group in 1997 totaled $2 million. U. S. Steel Group purchases from the Marathon Group totaled $29 million, $21 million and $17 million in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, U. S. Steel Group accounts payable included $3 million related to transactions with the Marathon Group. These transactions were conducted on an arm's-length basis.

             INCOME TAXES RECEIVABLE FROM/PAYABLE TO OTHER GROUPS - At
             December 31, 1997 and 1996, amounts receivable from/payable to other groups for income taxes were included in the balance sheet as follows:

             (In millions)                                December 31       1997        1996
             --------------------------------------------------------------------------------
             Current:
              Receivables                                                   $  22     $  30
              Accounts payable                                                  2         1
             Noncurrent:
              Investments and long-term receivables                            97        84
             --------------------------------------------------------------------------------

             These amounts have been determined in accordance with the tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of intergroup tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled among the groups until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

--------------------------------------------------------------------------------
13. PENSIONS

             The U. S. Steel Group has noncontributory defined benefit plans covering substantially all employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits under the contributory benefit provisions cover certain participating salaried employees and are based upon a percent of total career pensionable earnings. The funding policy for defined benefit plans provides that payments to the pension trusts shall be equal to the minimum funding requirements of ERISA plus such additional amounts as may be approved. Certain of these plans provide benefits to USX corporate employees, and the related costs or credits for such employees are allocated to all groups (Note 4).

                 The U. S. Steel Group also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

             PENSION COST (CREDIT) The defined benefit cost for major plans for 1997, 1996 and 1995 was determined assuming an expected long-term rate of return on plan assets of 9.5%, 10% and 10%, respectively. The total pension credit is primarily included in selling, general and administrative expenses.

             (In millions)                                                           1997          1996          1995
             ----------------------------------------------------------------------------------------------------------
             Major plans:
              Cost of benefits earned during the period                            $    65       $    69       $    57
              Interest cost on projected benefit obligation
               (7.5% for 1997; 7% for 1996; and 8% for 1995)                           517           523           563
              Return on assets - actual return                                      (1,755)       (1,136)       (1,842)
                               - deferred gain                                       1,012           367         1,084
              Net amortization of unrecognized losses                                    6            10             4
                                                                                   -------       -------   ------------
                 Total major plans                                                    (155)         (167)         (134)
             Multiemployer and other plans                                               2             2             2
                                                                                   -------       -------   ------------
                 Total periodic pension credit                                        (153)         (165)         (132)
             Settlement and termination costs                                            4             6            -
                                                                                   -------       -------   ------------
                 Total pension credit                                              $  (149)      $  (159)      $  (132)
             ----------------------------------------------------------------------------------------------------------

             FUNDS' STATUS - The assumed discount rate used to measure the benefit obligations of major plans was 7% at December 31, 1997, and 7.5% at December 31, 1996. The assumed rate of future increases in compensation levels was 4% at both year-ends. The following table sets forth the plans' funded status and the amounts reported in the
             U. S. Steel Group's balance sheet:

             (In millions)                                         December 31                    1997          1996
             ------------------------------------------------------------------------------------------------------------
             Reconciliation of funds' status to reported amounts:
             Projected benefit obligation (PBO)/(a)/                                               $(7,314)      $(7,258)
             Plan assets at fair market value/(b)/                                                   9,775         8,860
                                                                                                   -------   ------------
                 Assets in excess of PBO/(c)/                                                        2,461         1,602
             Unrecognized net gain from transition                                                    (209)         (253)
             Unrecognized prior service cost                                                           583           631
             Unrecognized net gain                                                                    (878)         (244)
             Additional minimum liability/(d)/                                                         (65)          (65)
                                                                                                   -------   ------------
                 Net pension asset included in balance sheet                                       $ 1,892       $ 1,671
             ------------------------------------------------------------------------------------------------------------
             /(a)/ PBO includes:
                     Accumulated benefit obligation (ABO)                                          $(6,928)      $(6,884)
                     Vested benefit obligation                                                      (6,535)       (6,477)
             /(b)/ Types of assets held:
                     USX stocks                                                                         -              1%
                     Stocks of other corporations                                                       55%           54%
                     U.S. Government securities                                                         17%           19%
                     Corporate debt instruments and other                                               28%           26%
             /(c)/ Includes several small plans that have ABOs in excess of plan assets:
                      PBO                                                                          $   (69)      $   (67)
                      Plan assets                                                                       -             -
                                                                                                   -------   ------------
                      PBO in excess of plan assets                                                  $  (69)      $   (67)
             /(d)/ Additional minimum liability recorded was offset by the following:
                     Intangible asset                                                              $    27       $    39
                     Stockholders' equity adjustment - net of deferred income tax                       25            17
             ------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
14. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

             The U. S. Steel Group has defined benefit retiree health and life insurance plans covering most employees upon their retirement. Health benefits are provided, for the most part, through comprehensive hospital, surgical and major medical benefit provisions subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. These plans provide benefits to USX corporate employees, and the related costs for such employees are allocated to all groups (Note 4). For union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. Except for certain life insurance benefits paid from reserves held by insurance carriers, most benefits have not been prefunded.

             POSTRETIREMENT BENEFIT COST - Postretirement benefit cost for defined benefit plans for 1997, 1996 and 1995 was determined assuming discount rates of 7.5%, 7% and 8%, respectively, and an expected return on plan assets of 9.5% for 1997 and 10% for 1996 and 1995:

             (In millions)                                                           1997          1996          1995
             ----------------------------------------------------------------------------------------------------------

             Cost of benefits earned during the period                             $  15         $  18         $  19
             Interest on accumulated postretirement benefit obligation (APBO)        153           160           176
             Return on assets - actual return                                        (19)          (12)          (11)
                              - deferred gain (loss)                                   8             1            (1)
             Amortization of unrecognized (gains) losses                              (9)            5             2
                                                                                   -----         -----   -----------
                 Total defined benefit plans                                         148           172           185
             Multiemployer plans/(a)/                                                 15            15            15
                                                                                   -----         -----   -----------
                 Total postretirement benefit cost                                 $ 163         $ 187         $ 200
            ----------------------------------------------------------------------------------------------------------

             /(a)/ Payments are made to a multiemployer benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $108 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.

             FUNDS' STATUS - The following table sets forth the plans' funded status and the amounts reported in the U. S. Steel Group's balance sheet:

             (In millions)                                         December 31                    1997          1996
             ------------------------------------------------------------------------------------------------------------
             Reconciliation of funds' status to reported amounts:
             Fair value of plan assets                                                            $  258          $  111
                                                                                                  ------     ------------
             Less APBO attributable to:
              Retirees                                                                             1,576           1,622
              Fully eligible plan participants                                                       199             180
              Other active plan participants                                                         295             309
                                                                                                  ------     ------------
                 Total APBO                                                                        2,070           2,111
                                                                                                  ------     ------------
                 APBO in excess of plan assets                                                     1,812           2,000
             Unrecognized net gain                                                                   327             264
             Unrecognized prior service cost                                                         (11)            (15)
                                                                                                  ------     ------------
                 Accrued liability included in balance sheet                                      $2,128          $2,249
             ------------------------------------------------------------------------------------------------------------

               The assumed discount rate used to measure the APBO was 7% and
             7.5% at December 31, 1997, and December 31, 1996, respectively. The assumed rate of future increases in compensation levels was 4% at both year-ends. The weighted average health care cost trend rate in 1998 is approximately 8%, declining to an ultimate rate in 2004 of approximately 5%. A one percentage point increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of the 1997 net periodic postretirement benefit cost by $17 million and would have increased the APBO as of December 31, 1997, by $186 million.

15. INCOME TAXES

             Income tax provisions and related assets and liabilities attributed to the U. S. Steel Group are determined in accordance with the USX group tax allocation policy (Note 4).
                Provisions (credits) for estimated income taxes were:

                                              1997                            1996                               1995
                                  ---------------------------     ----------------------------       -----------------------------
             (In millions)        Current    Deferred   Total     Current    Deferred    Total       Current    Deferred    Total
             ---------------------------------------------------------------------------------------------------------------------
             Federal              $   37     $  168   $  205        $ (51)   $  138    $   87        $    8      $ 150     $  158
             State and local           4         25       29            -        12        12             9        (17)        (8)
             Foreign                   -          -        -           (7)        -        (7)            -          -          -
                                  ------     ------   ------        ------   ------    ------        ------      -----     ------
               Total              $   41     $  193   $  234        $ (58)   $  150    $   92        $   17      $ 133     $  150
             --------------------------------------------------------------------------------------------------------------------

A reconciliation of federal statutory tax rate (35%) to total provisions follows:

             (In millions)                                                             1997           1996          1995
             ------------------------------------------------------------------------------------------------------------
             Statutory rate applied to income before income taxes                    $  240        $   129        $  159
             Credits other than foreign tax credits                                     (15)           (40)            -
             State and local income taxes after federal income tax effects               19              8            (5)
             Excess percentage depletion                                                (10)            (7)           (8)
             Effects of partially-owned companies                                        (3)            (6)           (8)
             Effects of foreign operations, including foreign tax
              credits                                                                    (3)            (2)            1
             Nondeductible business expenses                                              2              2             7
             Adjustment of prior years' income taxes                                      6              9             3
             Adjustment of valuation allowances                                          (1)             -             2
             Other                                                                       (1)            (1)           (1)
                                                                                     ------         ------        -------
                Total provisions                                                     $  234         $   92        $  150
             ------------------------------------------------------------------------------------------------------------

Deferred tax assets and liabilities resulted from the following:

             (In millions)                                                     December 31       1997         1996
             -------------------------------------------------------------------------------------------------------
             Deferred tax assets:
              Minimum tax credit carryforwards                                                 $    180      $   320
              General business credit carryforwards                                                   -           24
              State tax loss carryforwards (expiring in 1998 through 2012)                           75          101
              Employee benefits                                                                     832          865
              Receivables, payables and debt                                                         59           77
              Contingency and other accruals                                                         50           50
              Other                                                                                  62           97
              Valuation allowances                                                                  (52)         (71)
                                                                                               --------     --------
                Total deferred tax assets/(a)/                                                    1,206        1,463
                                                                                               --------     --------
             Deferred tax liabilities:
              Property, plant and equipment                                                         221          342
              Prepaid pensions                                                                      657          600
              Inventory                                                                              13           13
              Federal effect of state deferred tax assets                                             6           15
              Other                                                                                 106          106
                                                                                               --------     --------
                Total deferred tax liabilities                                                    1,003        1,076
                                                                                               --------     --------
                 Net deferred tax assets                                                       $    203     $    387
             -------------------------------------------------------------------------------------------------------

             /(a)/ USX expects to generate sufficient future taxable income to realize the benefit of the U. S. Steel Group's deferred tax assets.

                     The consolidated tax returns of USX for the years 1990
             through 1994 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

--------------------------------------------------------------------------------
16. INVESTMENTS AND LONG-TERM RECEIVABLES

             (In millions)                                             December 31        1997         1996
             ------------------------------------------------------------------------------------------------
             Equity method investments                                                   $  472       $  412
             Other investments                                                               56           63
             Receivables due after one year                                                  22           30
             Income tax receivable from other groups (Note 12)                               97           84
             Forward currency contracts                                                       -            3
             Other                                                                           23           29
                                                                                         ------       ------
               Total                                                                     $  670       $  621
             -----------------------------------------------------------------------------------------------

               Summarized financial information of affiliates accounted for by the equity method of accounting follows:

             (In millions)                                                   1997        1996         1995
             -----------------------------------------------------------------------------------------------
             Income data - year:
              Revenues                                                    $  3,143     $  2,868     $  3,268
              Operating income                                                 228          223          259
              Net income                                                       139          140          161
             -----------------------------------------------------------------------------------------------
             Balance sheet data - December 31:
              Current assets                                              $    924     $    779
              Noncurrent assets                                              2,006        1,574
              Current liabilities                                              627          583
              Noncurrent liabilities                                           800          845
             -----------------------------------------------------------------------------------------------

                       Effective June 1, 1997, the U. S. Steel Group entered
             into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its Clairton (Pa.) Works and to operate and sell coke and byproducts from those facilities. The
             U. S. Steel Group is the general partner and is responsible for purchasing, operations and products marketing. Proceeds as a result of the transaction were $361 million. The related unamortized deferred gains of $244 million at December 31, 1997 (included in deferred credits and other liabilities) are being recognized over the life of the partnership's assets. The U. S. Steel Group's partnership interest is accounted for under the equity method of accounting. The fair value attributed to the U. S. Steel Group for its general partnership interest exceeds the historical basis of contributed net assets by $38 million and is being amortized on a straight-line basis over the life of the partnership.

                       Dividends and partnership distributions received from
             equity affiliates were $13 million in 1997, $25 million in 1996 and $67 million in 1995.

                       U. S. Steel Group purchases of transportation services
             and semi-finished steel from equity affiliates totaled $424 million, $460 million and $406 million in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, U. S. Steel Group payables to these affiliates totaled $21 million and $23 million, respectively. U. S. Steel Group sales of steel and raw materials to equity affiliates totaled $802 million, $824 million and $768 million in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, U. S. Steel Group receivables from these affiliates were $149 million. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

--------------------------------------------------------------------------------
17. INVENTORIES

             (In millions)                   December 31         1997          1996
             ------------------------------------------------------------------------
             Raw materials                                     $   130        $   124
             Semi-finished products                                331            309
             Finished products                                     187            162
             Supplies and sundry items                              57             53
                                                               -------        -------
                 Total                                         $   705        $   648
             ------------------------------------------------------------------------

                       At December 31, 1997, and December 31, 1996,
             respectively, the LIFO method accounted for 93% and 92% of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $300 million and $340 million in 1997 and 1996, respectively.

--------------------------------------------------------------------------------
18. LEASES

             Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                                               Capital      Operating
             (In millions)                                                     Leases        Leases
             ----------------------------------------------------------------------------------------

             1998                                                             $      11     $     120
             1999                                                                    11           110
             2000                                                                    11            95
             2001                                                                    11           113
             2002                                                                    11            46
             Later years                                                            115            99
             Sublease rentals                                                         -            (1)
                                                                              ---------     ---------
              Total minimum lease payments                                          170     $     582
                                                                                            =========
             Less imputed interest costs                                             72
                                                                              ---------
              Present value of net minimum lease payments
               included in long-term debt                                     $      98
             ----------------------------------------------------------------------------------------

                Operating lease rental expense:

             (In millions)                                       1997          1996          1995
             --------------------------------------------------------------------------------------
             Minimum rental                                     $   135       $   131       $   121
             Contingent rental                                        6             5             9
             Sublease rentals                                        (1)           (2)           (3)
                                                                -------       -------       -------
              Net rental expense                                $   140       $   134       $   127
             --------------------------------------------------------------------------------------

                The U. S. Steel Group leases a wide variety of facilities
             and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of USX, as defined in the agreements, or certain other circumstances, lease obligations totaling $20 million may be declared immediately due and payable.

--------------------------------------------------------------------------------
19. SALES OF RECEIVABLES

             The U. S. Steel Group participates in an agreement (the program) to sell an undivided interest in certain accounts receivable. Payments are collected from the sold accounts receivable; the collections are reinvested in new accounts receivable for the buyers; and a yield, based on defined short-term market rates, is transferred to the buyers. At December 31, 1997, the amount sold under the program that had not been collected was $350 million, which will be forwarded to the buyers at the end of the agreement in 1998, or in the event of earlier contract termination. If the U.
             S. Steel Group does not have a sufficient quantity of eligible accounts receivable to reinvest in for the buyers, the size of the program will be reduced accordingly. The amount sold under the program averaged $350 million in 1997, 1996 and 1995. The buyers have rights to a pool of receivables that must be maintained at a level of at least 115% of the program size. The U. S. Steel Group does not generally require collateral for accounts receivable, but significantly reduces credit risk through credit extension and collection policies, which include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments and aggressively pursuing delinquent accounts. In the event of a change in control of USX, as defined in the agreement, the U. S. Steel Group may be required to forward payments collected on sold accounts receivable to the buyers.

--------------------------------------------------------------------------------
20. PROPERTY, PLANT AND EQUIPMENT

             (In millions)                                             December 31         1997         1996
             --------------------------------------------------------------------------------------------------
             Land and depletable property                                                 $    161     $    155
             Buildings                                                                         477          471
             Machinery and equipment                                                         7,548        7,605
             Leased assets                                                                     109          116
                                                                                          --------     --------
                 Total                                                                       8,295        8,347
             Less accumulated depreciation, depletion and amortization                       5,799        5,796
                                                                                          --------     --------
                 Net                                                                      $  2,496     $  2,551
             --------------------------------------------------------------------------------------------------

                       Amounts in accumulated depreciation, depletion and
             amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $70 million and $67 million at December 31, 1997, and December 31, 1996, respectively.

--------------------------------------------------------------------------------
21. USX OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

             In 1997, USX exchanged approximately 3.9 million 6.75%
             Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million and a noncash credit to Retained Earnings of $10 million.

                       USX owns all of the common securities of the Trust, which
             was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

                       Under the terms of the Debentures, USX has the right to
             defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

                       The Trust Preferred Securities are convertible at any
             time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of Steel Stock at a conversion price of $46.25 per share of Steel Stock (equivalent to a conversion ratio of 1.081 shares of Steel Stock for each Trust Preferred Security), subject to adjustment in certain circumstances.

                       The Trust Preferred Securities may be redeemed at any
             time at the option of USX, initially at a premium of 103.90% of the initial liquidation amount through March 31, 1998, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.

                       Payments related to quarterly distributions and to the
             payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

--------------------------------------------------------------------------------
22. STOCKHOLDERS' EQUITY

               (In millions, except per share data)                               1997          1996          1995
               ------------------------------------------------------------------------------------------------------
               PREFERRED STOCK:
                Balance at beginning of year                                    $     7        $     7        $    32
                Exchanged for trust preferred securities                             (4)           -              -
                Redeemed                                                            -              -              (25)
                                                                                -------        -------        -------
                Balance at end of year                                          $     3        $     7        $     7
               ------------------------------------------------------------------------------------------------------
               COMMON STOCKHOLDERS' EQUITY (Note 4):
                Balance at beginning of year                                    $ 1,559        $ 1,337        $   913
                Net income                                                          452            273            301
                6.50% preferred stock exchanged for
                 trust preferred securities (Note 21)                              (188)           -              -
                Steel Stock issued                                                   53             55            234
                Dividends on preferred stock                                        (13)           (22)           (24)
                Dividends on Steel Stock (per share $1.00)                          (86)           (85)           (80)
                Deferred compensation adjustments                                   -                1             (2)
                Minimum pension liability adjustments (Note 13)                      (8)           -               (6)
                Other                                                                10            -                1
                                                                                -------        -------        -------
                Balance at end of year                                          $ 1,779        $ 1,559        $ 1,337
               ------------------------------------------------------------------------------------------------------
               TOTAL STOCKHOLDERS' EQUITY                                       $ 1,782        $ 1,566        $ 1,344
               ------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
23. DIVIDENDS

               In accordance with the USX Certificate of Incorporation, dividends on the Steel Stock and Marathon Stock are limited to the legally available funds of USX. Net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Steel Stock based on the financial condition and results of operations of the U. S. Steel Group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to Steel Stock, the Board of Directors considers, among other things, the long-term earnings and cash flow capabilities of the U. S. Steel Group as well as the dividend policies of similar publicly traded steel companies.

                    Dividends on the Steel Stock are further limited to the
               Available Steel Dividend Amount. At December 31, 1997, the Available Steel Dividend Amount was at least $3,028 million. The Available Steel Dividend Amount will be increased or decreased, as appropriate, to reflect U. S. Steel Group net income, dividends, repurchases or issuances with respect to the Steel Stock and preferred stock attributed to the U. S. Steel Group and certain other items.

--------------------------------------------------------------------------------
24. INCOME PER COMMON SHARE

               The method of calculating net income per share for the Steel Stock, the Marathon Stock and, prior to November 1, 1997, the Delhi Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the U. S. Steel Group, the Marathon Group and the Delhi Group, as determined consistent with the USX Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts.

                    Basic net income per share is calculated by adjusting net
               income for dividend requirements of preferred stock and the noncash credit on exchange of preferred stock and is based on the weighted average number of common shares outstanding.

                    Diluted net income per share assumes conversion of
               convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                                                                         1997                 1996                   1995
                                                                 -------------------   -------------------    -------------------
                                                                  BASIC     DILUTED     BASIC     DILUTED      BASIC     DILUTED
                                                                  -----     --------    -----     --------     -----     --------
          COMPUTATION OF INCOME PER SHARE
          -------------------------------
          Net income (millions):
           Income before extraordinary loss                      $    452   $    452   $    275   $    275    $    303   $    303
           Dividends on preferred stock                               (13)       -          (22)       (22)        (24)       (24)

           Noncash credit from exchange of preferred stock             10        -          -          -           -          -
           Extraordinary loss                                         -          -           (2)        (2)         (2)        (2)
                                                                 --------   --------   --------   --------    --------   --------

           Net income applicable to Steel Stock                       449        452        251        251         277        277
           Effect of dilutive securities:
            Trust preferred securities                                -            6        -          -           -          -
            Preferred stock                                           -          -          -          -           -           22
            Convertible debentures                                    -            2        -            3         -            6
                                                                 --------   --------   --------   --------    --------   --------
              Net income assuming conversions                    $    449   $    460   $    251   $    254    $    277   $    305
                                                                 ========   ========   ========   ========    ========   ========
          Shares of common stock outstanding (thousands):
           Average number of common shares outstanding             85,672     85,672     84,025     84,025      79,064     79,064
           Effect of dilutive securities:
            Trust preferred securities                                -        2,660        -          -           -          -
            Preferred stock                                           -        4,811        -          -           -        7,480
            Convertible debentures                                    -        1,025        -        1,925         -        2,814
            Stock options                                             -           35        -           12         -           21
                                                                 --------   --------   --------   --------    --------   --------
              Average common shares and dilutive effect            85,672     94,203     84,025     85,962      79,064     89,379
                                                                 ========   ========   ========   ========    ========   ========
          Per share:
           Income before extraordinary loss                      $   5.24   $   4.88   $   3.00   $   2.97    $   3.53   $   3.43
           Extraordinary loss                                         -          -         (.02)      (.02)       (.02)      (.02)
                                                                 --------   --------   --------   --------    --------   --------
           Net income                                            $   5.24   $   4.88   $   2.98   $   2.95    $   3.51   $   3.41
                                                                 ========   ========   ========   ========    ========   ========

--------------------------------------------------------------------------------
25. STOCK-BASED COMPENSATION PLANS AND STOCKHOLDER RIGHTS PLAN

               USX Stock-Based Compensation Plans and Stockholder Rights Plan are discussed in Note 21, and Note 23, respectively, to the USX consolidated financial statements.

                    In 1996, USX adopted SFAS No. 123, Accounting for Stock-
               Based Compensation and elected to continue to follow the accounting provisions of APB No. 25, as discussed in Note 2, to the USX consolidated financial statements. The U. S. Steel Group's actual stock-based compensation expense was $8 million in 1997, $2 million in 1996 and $1 million in 1995. Incremental compensation expense, as determined under SFAS No. 123, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

--------------------------------------------------------------------------------
26. DERIVATIVE INSTRUMENTS

                       The U. S. Steel Group uses derivative instruments, such
             as commodity swaps, to manage exposure to price fluctuations relevant to the cost of natural gas and nonferrous metals used in steel operations.

                       USX has used forward currency contracts to hedge foreign
             denominated debt, a portion of which has been attributed to the U.
             S. Steel Group.

                       The U. S. Steel Group remains at risk for possible
             changes in the market value of the derivative instrument; however, such risk should be mitigated by price changes in the underlying hedged item. The U. S. Steel Group is also exposed to credit risk in the event of nonperformance by counterparties. The credit worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

                       The following table sets forth quantitative information
             by class of derivative instrument:

                                                               FAIR            CARRYING     RECORDED
                                                               VALUE            AMOUNT      DEFERRED     AGGREGATE
                                                              ASSETS            ASSETS       GAIN OR     CONTRACT
             (In millions)                             (LIABILITIES)/(A)/   (LIABILITIES)    (LOSS)     VALUES/(B)/
            ---------------------------------------------------------------------------------------------------------
            DECEMBER 31, 1997:
            OTC commodity swaps/(c)/                           $    (1)         $    (1)      $    (1)       $     20
                                                               --------         --------      --------       --------
            Forward currency contract/(d)/:
                  - receivable                                 $     1          $     1       $     -        $      7
            ---------------------------------------------------------------------------------------------------------
            December 31, 1996:
            OTC commodity swaps                                $     2          $     -       $     -        $     17
                                                               --------         --------      --------       --------
            Forward currency contract:
                  - receivable                                 $     4          $     3       $     -        $     13
                  - payable                                          -                -             -               2
                                                               --------         --------      --------       --------
                    Total currencies                           $     4          $     3       $     -        $     15
            ---------------------------------------------------------------------------------------------------------

             /(a)/ The fair value amounts are based on exchange-traded index prices and dealer quotes.
             /(b)/ Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts.
             /(c)/ The OTC swap arrangements vary in duration with certain contracts extending into 1999.
             /(d)/  The forward currency contract matures in 1998.

--------------------------------------------------------------------------------
27. FAIR VALUE OF FINANCIAL INSTRUMENTS

             Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 26, by individual balance sheet account. As described in Note 4, the U. S. Steel Group's specifically attributed financial instruments and the U. S. Steel Group's portion of USX's financial instruments attributed to all groups are as follows:

                                                                              1997             1996
                                                                       ----------------- ----------------
                                                                         FAIR   CARRYING   FAIR   CARRYING
             (In millions)                 December 31                  VALUE    AMOUNT   VALUE    AMOUNT
             ----------------------------------------------------------------------------------------------
             FINANCIAL ASSETS:
              Cash and cash equivalents                                 $   18    $   18  $   23    $   23
              Receivables                                                  588       588     580       580
              Investments and long-term receivables                        131       131     132       132
                                                                        ------    ------  ------  --------
                  Total financial assets                                $  737    $  737  $  735    $  735
             ----------------------------------------------------------------------------------------------
             FINANCIAL LIABILITIES:
              Notes payable                                             $   13    $   13  $   18    $   18
              Accounts payable                                             687       687     667       667
              Accrued interest                                              11        11      22        22
              Long-term debt (including amounts due within one year)       448       412   1,037       982
              Trust preferred securities and preferred
               stock of subsidiary                                         248       248      65        64
                                                                        ------    ------  ------  --------
                  Total financial liabilities                           $1,407    $1,371  $1,809    $1,753
             ----------------------------------------------------------------------------------------------

             Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Fair value of trust preferred securities and preferred stock of subsidiary was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

                       The U. S. Steel Group's unrecognized financial
             instruments consist of receivables sold and financial guarantees. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to sales of receivables see Note 19, and for details relating to financial guarantees see Note 28.

--------------------------------------------------------------------------------
28. CONTINGENCIES AND COMMITMENTS

             USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the U. S. Steel Group involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the U. S. Steel Group financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the U. S. Steel Group.

             ENVIRONMENTAL MATTERS -

                       The U. S. Steel Group is subject to federal, state, and
             local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $106 million and $107 million at December 31, 1997, and December 31, 1996, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

                       For a number of years, the U. S. Steel Group has made
             substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 1997 and 1996, such capital expenditures totaled $43 million and $90 million, respectively. The U. S. Steel Group anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

             GUARANTEES -

                       Guarantees by USX of the liabilities of affiliated
             entities of the U. S. Steel Group totaled $50 million at December 31, 1997, and $34 million at December 31, 1996. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of the affiliates to reduce potential U. S. Steel Group losses resulting from these guarantees. As of December 31, 1997, the largest guarantee for a single affiliate was $17 million.

             COMMITMENTS -

                       At December 31, 1997, and December 31, 1996, contract
             commitments for the U. S. Steel Group's capital expenditures for property, plant and equipment totaled $156 million and $134 million, respectively.

                       USX entered into a 15-year take-or-pay arrangement in
             1993, which requires the U. S. Steel Group to accept pulverized coal each month or pay a minimum monthly charge of approximately $1.3 million. Charges for deliveries of pulverized coal totaled $24 million in 1997 and $23 million in 1996. If USX elects to terminate the contract early, a maximum termination payment of $114 million, which declines over the duration of the agreement, may be required.

                       The U. S. Steel Group is a party to a transportation
             agreement with a subsidiary of Transtar, Inc. (Transtar), for Great Lakes shipments of raw materials required by the U. S. Steel Group. The agreement is in effect until March 15, 2000, and requires the
             U. S. Steel Group to pay, at a minimum, Transtar's annual fixed costs related to the agreement, including lease/charter costs, depreciation of owned vessels, dry dock fees and other administrative costs. Total transportation costs under the agreement were $77 million in 1997 and $72 million in 1996, including fixed costs of $20 million in both years. The fixed costs are expected to continue at approximately the same level over the duration of the agreement.

Selected Quarterly Financial Data (Unaudited)

                                                                               1997
                                            --------------------------------------------------------------------------
(In millions, except per share data)               4TH QTR.          3RD QTR.         2ND QTR.        1ST QTR.
----------------------------------------------------------------------------------------------------------------------
Revenues                                           $  1,838          $ 1,735 /(a)/    $ 1,737 /(a)/   $ 1,631 /(a)/
Income from operations                                  252              197 /(a)/        193 /(a)/       131 /(a)/
Income before
  extraordinary loss                                    152              116               97              87
Net income                                              152              116               97              87
----------------------------------------------------------------------------------------------------------------------
STEEL STOCK DATA:
-----------------
Income before
  extraordinary loss
  applicable to Steel Stock                        $    149          $   114          $   105         $    81
  - Per share:   basic                                 1.74             1.32             1.23             .96
                 diluted                               1.64             1.25             1.06             .93
Dividends paid per share                                .25              .25              .25             .25
Price range of Steel
 Stock/(b)/:
  - Low                                                  26-7/8           34-3/16          25-3/8          26-3/8
  - High                                                 36-15/16         40-3/4           35-5/8          33-3/8
----------------------------------------------------------------------------------------------------------------------

                                                                              1996
                                            --------------------------------------------------------------------------
(In millions, except per share data)              4TH QTR.           3RD QTR.         2ND QTR.        1ST QTR.
----------------------------------------------------------------------------------------------------------------------
Revenues                                          $ 1,794 /(a)/      $ 1,631 /(a)/    $ 1,646 /(a)/   $ 1,599 /(a)/
Income from operations                                204 /(a)/          123 /(a)/         67 /(a)/        89 /(a)/
Income before
  extraordinary loss                                  127                 70               32              46
Net income                                            125                 70               32              46
----------------------------------------------------------------------------------------------------------------------
STEEL STOCK DATA:
-----------------
Income before
  extraordinary loss
  applicable to Steel Stock                       $   122            $    64          $    27         $    40
  - Per share:   basic                               1.43                .76              .32             .49
                 diluted                             1.36                .75              .32             .48
Dividends paid per share                              .25                .25              .25             .25
Price range of Steel
 Stock/(b)/:
  - Low                                                26-1/2             24-1/8           27-3/4          30
  - High                                               32                 29-5/8           35-7/8          37-7/8
----------------------------------------------------------------------------------------------------------------------

/(a)/ Reclassified to conform to current classifications.
/(b)/ Composite tape.

Principal Unconsolidated Affiliates (Unaudited)

                                                                     December 31, 1997
          Company                                 Country                Ownership                     Activity
--------------------------------------------------------------------------------------------------------------------------
Double Eagle Steel Coating Company             United States               50%                    Steel Processing
PRO-TEC Coating Company                        United States               50%                    Steel Processing
RMI Titanium Company                           United States               27%                    Titanium metal products
Transtar, Inc.                                 United States               46%                    Transportation
USS/Kobe Steel Company                         United States               50%                    Steel Products
USS-POSCO Industries                           United States               50%                    Steel Processing
Worthington Specialty Processing               United States               50%                    Steel Processing
--------------------------------------------------------------------------------------------------------------------------


Supplementary Information on Mineral Reserves (Unaudited)

See the USX consolidated financial statements for Supplementary Information on Mineral Reserves relating to the U. S. Steel Group, page U-30.

             Five-Year Operating Summary

             (Thousands of net tons, unless otherwise noted)            1997       1996    1995    1994    1993
             ---------------------------------------------------------------------------------------------------
             RAW STEEL PRODUCTION
              Gary, IN                                                 7,428       6,840   7,163   6,768   6,624
              Mon Valley, PA                                           2,561       2,746   2,740   2,669   2,507
              Fairfield, AL                                            2,361       1,862   2,260   2,240   2,203
                                                                      ------------------------------------------
                  Total                                               12,350      11,448  12,163  11,677  11,334
             ---------------------------------------------------------------------------------------------------
             RAW STEEL CAPABILITY
              Continuous cast                                         12,800      12,800  12,500  11,990  11,850
                  Total production as % of total capability             96.5        89.4    97.3    97.4    95.6
             ---------------------------------------------------------------------------------------------------
             HOT METAL PRODUCTION                                     10,591       9,716  10,521  10,328   9,972
             ---------------------------------------------------------------------------------------------------
             COKE PRODUCTION                                           5,757/(a)/  6,777   6,770   6,777   6,425
             ---------------------------------------------------------------------------------------------------
             IRON ORE PELLETS  MINNTAC, MN
              Shipments -                                             16,319      14,962  15,218  16,174  15,911
             ---------------------------------------------------------------------------------------------------
             COAL PRODUCTION
              Metallurgical coal/(b)/                                  7,528       7,283   7,509   7,424   8,142
              Steam coal/(b)(c)/                                           -           -       -       -   2,444
                                                                      ------------------------------------------
                  Total                                                7,528       7,283   7,509   7,424  10,586
             ---------------------------------------------------------------------------------------------------
             COAL SHIPMENTS/(b)(c)/                                    7,811       7,117   7,502   7,698  10,980
             ---------------------------------------------------------------------------------------------------
             STEEL SHIPMENTS BY PRODUCT
              Sheet and semi-finished steel products                   8,170       8,677   8,721   7,988   7,613
              Tubular, plate and tin mill products                     3,473       2,695   2,657   2,580   2,356
                                                                      ------------------------------------------
                  Total                                               11,643      11,372  11,378  10,568   9,969
                  Total as % of domestic steel industry                 10.9        11.3    11.7    11.1    11.3
             ---------------------------------------------------------------------------------------------------
             STEEL SHIPMENTS BY MARKET
              Steel service centers                                    2,746       2,831   2,564   2,780   2,831
              Transportation                                           1,758       1,721   1,636   1,952   1,771
              Further conversion:
               Joint ventures                                          1,568       1,542   1,332   1,308   1,074
               Trade customers                                         1,378       1,227   1,084   1,058   1,150
              Containers                                                 856         874     857     962     835
              Construction                                               994         865     671     722     667
              Oil, gas and petrochemicals                                810         746     748     367     342
              Export                                                     453         493   1,515     355     327
              All other                                                1,080       1,073     971   1,064     972
                                                                      ------------------------------------------
                  Total                                               11,643      11,372  11,378  10,568   9,969
             ---------------------------------------------------------------------------------------------------

             /(a)/ The reduction in coke production in 1997 reflected U. S.
                   Steel's entry into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its Clairton (Pa.) Works.
             /(b)/ The Maple Creek Coal Mine, which was idled in January 1994 and sold in June 1995, produced 1.0 million net tons of metallurgical coal and 0.7 million net tons of steam coal in 1993.
             /(c)/ The Cumberland Coal Mine, which was sold in June 1993, produced 1.6 million net tons in 1993 prior to the sale.

             Five-Year Financial Summary

             (Dollars in millions, except as noted)                     1997      1996         1995          1994          1993
             ------------------------------------------------------------------------------------------------------------------
             REVENUES
              Steel and related businesses
               Sheet and semi-finished
                steel products                                       $ 3,820   $ 3,677      $ 3,623      $  3,335      $  3,082
               Tubular, plate and tin mill products                    1,754     1,635        1,677         1,518         1,302
               Raw materials (coal, coke and iron ore)                   671       757          731           754           740
               All other                                                 548       411          369           313           403
                                                                     ----------------------------------------------------------
                  Subtotal steel and related businesses                6,793     6,480        6,400         5,920         5,527
              Steel and related  equity affiliates                        53        55           80            50            (2)
                                                                     ----------------------------------------------------------
                Total steel and related                                6,846     6,535        6,480         5,970         5,525
              Administrative and other businesses                         95        82           77           171           297
              Gain on affiliate stock offering                             -        53            -             -             -
                                                                     ----------------------------------------------------------
                 Total revenues                                      $ 6,941   $ 6,670/(a)/ $ 6,557/(a)/ $  6,141/(a)/ $  5,822/(a)/
             ------------------------------------------------------------------------------------------------------------------
             INCOME FROM OPERATIONS
              Steel and related businesses                           $   522   $   167      $   412      $    228      $    186
              Steel and related  equity affiliates                        53        55           80            50            (2)
                                                                     ----------------------------------------------------------
                Total steel and related                                  575       222          492           278           184
              Administrative and other businesses                        198       208          106           110           (81)
              Gain on affiliate stock offering                             -        53            -             -             -
              Restructuring charges                                        -         -            -             -           (42)
              Impairment of long-lived assets                              -         -          (16)            -             -
                                                                     ----------------------------------------------------------
                 Total income from operations                            773       483/(a)/     582/(a)/      388/(a)/       61/(a)/

              Net interest and other financial costs                      87       116          129           140           271
              Provision (credit) for income taxes                        234        92          150            47           (41)
             ------------------------------------------------------------------------------------------------------------------
             INCOME (LOSS) BEFORE EXTRAORDINARY LOSS
               and Cumulative Effect of Change in
               Accounting Principle                                  $   452   $   275      $   303      $    201      $   (169)
              Per common share - basic (in dollars)                     5.24      3.00         3.53          2.35         (2.96)
                               - diluted (in dollars)                   4.88      2.97         3.43          2.33         (2.96)

             NET INCOME (LOSS)                                       $   452   $   273      $   301      $    201      $   (238)
              Per common share - basic (in dollars)                     5.24      2.98         3.51          2.35         (4.04)
                               - diluted (in dollars)                   4.88      2.95         3.41          2.33         (4.04)
             ------------------------------------------------------------------------------------------------------------------
             BALANCE SHEET POSITION AT YEAR-END
              Current assets                                         $ 1,531   $ 1,428      $ 1,444      $  1,780      $  1,562
              Net property, plant and equipment                        2,496     2,551        2,512         2,536         2,653
              Total assets                                             6,694     6,580        6,521         6,480         6,629
              Short-term debt                                             67        91          101            21            11
              Other current liabilities                                1,267     1,208        1,418         1,246         1,612
              Long-term debt                                             456     1,014          923         1,432         1,551
              Employee benefits                                        2,338     2,430        2,424         2,496         2,491
              Trust preferred securities and
               preferred stock of subsidiary                             248        64           64            64             -
              Common stockholders' equity                              1,779     1,559        1,337           913           585
                Per share (in dollars)                                 20.56     18.37        16.10         12.01          8.32
             ------------------------------------------------------------------------------------------------------------------
             CASH FLOW DATA
              Net cash from operating activities                     $   470   $    86      $   587      $     78      $     90
              Capital expenditures                                       261       337          324           248           198
              Disposal of assets                                         420       161           67            19           291
              Dividends paid                                              96       104           93            98            85
             ------------------------------------------------------------------------------------------------------------------
             EMPLOYEE DATA/(b)/
              Total employment costs                                 $ 1,417   $ 1,372      $ 1,381      $  1,402      $  1,267
              Average employment cost
               (dollars per hour)                                      31.63     30.35        31.24         31.15         28.09
              Average number of employees                             20,683    20,831       20,845        21,310        21,527
              Number of pensioners at year-end                        93,952    96,510       99,062       101,732       104,607
             ------------------------------------------------------------------------------------------------------------------
             STOCKHOLDER DATA AT YEAR-END
              Number of common shares
               outstanding (in millions)                                86.6      84.9         83.0          76.0          70.3
              Registered shareholders (in thousands)                    65.1      71.0         76.7          81.2          84.3
              Market price of common stock                           $31.250   $31.375      $30.750      $ 35.500      $ 43.250
             ------------------------------------------------------------------------------------------------------------------

             /(a)/ Reclassified to conform to 1997 classifications.
             /(b)/ Excludes employee related costs attributed to restructuring charges.

             Management's Discussion and Analysis


                The U. S. Steel Group includes U. S. Steel, which is primarily engaged in the production and sale of steel mill products, coke and taconite pellets. The U. S. Steel Group also includes the management of mineral resources, domestic coal mining and engineering and consulting services (together with U. S. Steel, the "Steel & Related Businesses"). Steel & Related Equity Affiliates includes joint ventures such as USS/Kobe Steel Ltd. ("USS/Kobe"), USS-POSCO Industries ("USS-POSCO"), PRO-TEC Coating Company ("PRO-TEC"), and Transtar Inc. Other businesses that are part of the U.
             S. Steel Group include real estate development and management, and leasing and financing activities. Management's Discussion and Analysis should be read in conjunction with the U. S. Steel Group's Financial Statements and Notes to Financial Statements.

                In 1997, U. S. Steel Group's income from operations increased primarily due to higher average steel product prices, higher shipments and a benefit of $40 million from insurance settlement payments related to a 1996 blast furnace hearth breakout.

                Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting the businesses of the U. S. Steel Group. These statements typically contain words such as "anticipates," "believes," "estimates," "expects" or similar words indicating that future outcomes are not known with certainty and subject to risk factors that could cause these outcomes to differ significantly from those projected. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in forward-looking statements. For additional risk factors affecting the businesses of the U. S. Steel Group, see Supplementary Data Disclosures About Forward-Looking Statements USX Form 10-K.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF INCOME

                REVENUES for each of the last three years are summarized in the following table:

             (Dollars in millions)                          1997         1996     1995
             ---------------------------------------------------------------------------
             Steel & Related Businesses                     $6,793      $6,480    $6,400
             Steel & Related-Equity Affiliates                  53          55        80
                                                            ------      ------    ------
                 Subtotal-Steel & Related                    6,846       6,535     6,480
             Administrative & Other Businesses                  95          82        77
             Gain on Affiliate Stock Offering/(a)/               -          53         -
                                                            ------      ------    ------
               Total revenues/(b)/                          $6,941      $6,670    $6,557
             ---------------------------------------------------------------------------

             /(a)/ For further details, see Note 6 to the U. S. Steel Group Financial Statements.
             /(b)/ Consists of sales, affiliate income, net gains on disposal of assets, gain on affiliate stock offering and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include affiliate income, gain on affiliate stock offering and other income.

                Total revenues increased by $271 million in 1997 from 1996. The increase primarily reflects higher average realized prices and higher steel shipment volumes. Total revenues increased by $113 million in 1996 from 1995. The increase in 1996 resulted primarily from an improved steel product mix and higher raw material selling prices, partially offset by lower steel product prices. Steel shipments in 1996 were essentially unchanged compared with 1995.

             Management's Discussion and Analysis CONTINUED

                INCOME FROM OPERATIONS and certain items included in income from operations for the last three years are set forth in the following table:

             (Dollars in millions)                                           1997        1996         1995
             ---------------------------------------------------------------------------------------------
             Total income from operations/(a)/                               $ 773       $ 483      $ 582
             Less: Certain favorable (unfavorable) items:                                   -          -
              Effect of adoption of SOP 96-1/(b)/                              (20)         -          -
              Gain on asset sale/(c)/                                           15          -          -
              Certain other environmental accrual adjustments  net              11          -          -
              Gain on affiliate stock offering/(d)/                             -           53         -
              Certain Gary Works blast furnace repairs/(e)/                     -          (39)       (34)
              Employee reorganization charges/(f)/                              -          (13)        -
              Certain legal accruals                                            -           -         (44)
              Adjustments for certain employee-related costs                    -           -          18
              Impairment of long-lived assets/(g)/                              -           -         (16)
                                                                             -----       -----       -----
              Income from operations adjusted to exclude above items         $ 767       $ 482      $ 658
              --------------------------------------------------------------------------------------------

             /(a)/ Consists of operating income, affiliate income, net gains on disposal of investments, gain on affiliate stock offering and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include affiliate income, gain on affiliate stock offering and other income. See Note 9 to the Consolidated Financial Statements for a discussion of operating income.
             /(b)/ Effective January 1, 1997, USX adopted American Institute of Certified Public Accountants Statement of Position No. 96-1-"Environmental Remediation Liabilities", which provides additional guidance on recognition, measurement and disclosure of remediation liabilities. For further details, see Note 3 to the U. S. Steel Group Financial Statements.
             /(c)/ Reflects the sale of the plate mill at the U. S. Steel Group's former Texas Works.
             /(d)/ See Note 6 to the U. S. Steel Group Financial Statements. /(e)/ Amounts in 1996 and 1995 reflect repair of damages at Gary
                    Works incurred during a hearth breakout at the No. 13 blast furnace on April 2, 1996, and in an explosion at the No. 8 blast furnace on April 5, 1995, respectively.
             /(f)/ Primarily related to employee costs associated with workforce reduction programs.
             /(g)/ Related to adoption of Statement of Financial Accounting Standards No. 121-"Accounting For the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121").

                Adjusted income from operations for the U. S. Steel Group
             increased $285 million in 1997 from 1996, primarily due to higher results from Steel and Related Businesses. Adjusted income from operations decreased $176 million in 1996 from 1995, primarily due to lower results from Steel and Related Businesses.

                The U. S. Steel Group's income from operations for the last three years was:

             (Dollars in millions)                        1997        1996      1995
             ------------------------------------------------------------------------
             Steel & Related Businesses                   $ 522       $ 167     $ 412
             Steel & Related-Equity Affiliates               53          55        80
                                                          -----       -----     -----
              Subtotal-Steel & Related                      575         222       492
             Administrative & Other Businesses              198         208       106
             Gain on Affiliate Stock Offering/(a)/           -           53        -
             Impairment of long-lived assets                 -           -        (16)
                                                          -----       -----     -----
              Total income from operations/(b)/           $ 773       $ 483     $ 582
             ------------------------------------------------------------------------

             /(a)/ For further details, see Note 6 to the U. S. Steel Group Financial Statements.
             /(b)/ Amounts in 1996 and 1995 were reclassified in 1997 to include other income.

                Income from operations for Steel & Related Businesses increased
             $355 million in 1997 from 1996. Results in 1997 included $15 million on the sale of the plate mill at U. S. Steel's former Texas Works. Results in 1996 included $39 million of charges related to repair of the Gary (Ind.) Works No. 13 blast furnace and $13 million of charges related to a voluntary workforce reduction at the Fairless (Pa.) Works. Excluding these items, Steel & Related Businesses income from operations increased $288 million in 1997 compared to 1996. The increase was primarily due to higher steel shipments, higher average realized steel prices, improved operating efficiencies, including the full year availability of the

             Management's Discussion and Analysis CONTINUED

             No. 13 blast furnace, and a benefit of $40 million in insurance settlement payments related to the 1996 hearth breakout. These improvements were partially offset by higher 1997 accruals for profit sharing.

                Income from operations for Steel & Related Businesses decreased
             $245 million in 1996 from 1995. Results in 1995 included $34 million of charges related to repairs of the Gary Works No. 8 blast furnace which was damaged by an explosion, $37 million of charges related to the settlement of the Pickering litigation and other litigation accrual adjustments, and an $18 million favorable accrual adjustment for certain employee-related costs. Excluding these items, income from operations decreased $246 million in 1996 compared to 1995. The decrease was mainly due to lower average steel product prices, cost inefficiencies and reduced shipments related to outages at U. S. Steel's three largest blast furnaces including lost sales from the unplanned blast furnace outage, partially offset by improved product mix and decreased profit sharing accruals.

                The Gary Works No. 13 blast furnace, which represents about half of Gary Works iron producing capacity and roughly one-fourth of U.
             S. Steel's iron capacity, was idled on April 2, 1996 due to a hearth breakout. In addition to direct repair costs, operating results were adversely affected by production inefficiencies at Gary, as well as at other U. S. Steel plants, reduced shipments and higher costs for purchased iron and semifinished steel. The total effect of this unplanned outage on 1996 income from operations is estimated to have been more than $100 million. USX maintained property damage and business interruption insurance coverages for the No. 13 blast furnace hearth breakout and the 1995 Gary Works No. 8 blast furnace explosion, subject to a $50 million deductible per occurrence for recoverable items. In 1997, the insurance companies and USX settled the Gary Works No. 13 blast furnace loss for $40 million in excess of the deductible. On October 4, 1996, USX filed litigation in Lake County, Indiana, Superior Court against its insurers related to the No. 8 blast furnace explosion. The timing of the resolution of this litigation and the outcome cannot be predicted at this time.

                Income from operations for Steel and Related-Equity Affiliates decreased $2 million in 1997 from 1996. The decrease was mainly due to significant losses incurred by USS/Kobe, partially offset by higher income generated from USS-POSCO. Income from operations for Steel and Related-Equity Affiliates decreased $25 million in 1996 from 1995. The decrease was mainly due to lower income from USS/Kobe and PRO-TEC.

                Administrative and Other Businesses includes the portion of pension credits, postretirement benefit costs and certain other expenses principally attributable to the former businesses of the
             U. S. Steel Group as well as USX corporate general and administrative costs allocated to the U. S. Steel Group. Income from operations for Administrative and Other Businesses decreased $10 million in 1997 from 1996. Income from operations for Administrative and Other Businesses included charges of $9 million related to environmental accruals and the adoption of SOP 96-1. Excluding these charges, income from operations was virtually unchanged in 1997 from 1996. Income from operations for Administrative and Other Businesses increased $102 million in 1996 from 1995. Income from operations in 1995 included a $16 million noncash charge related to the adoption of Statement of Financial Accounting Standards No. 121-"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " (See Note 5 to the U. S. Steel Group Financial Statements for further details) and $7 million in other litigation accrual adjustments. Excluding these charges, income from operations increased $79 million in 1996 from 1995, primarily due to higher pension credits of approximately $35 million referred to below and higher income from USX Credit. USX Credit recognized income from operations of $14 million and $7 million in 1997 and 1996, respectively, compared to an operating loss of $14 million in 1995.

                The pension credits referred to in Administrative and Other
             Businesses, combined with pension costs for ongoing operating units of the U. S. Steel Group, resulted in net pension credits (which are primarily noncash) of $149 million, $159 million and $132 million in 1997, 1996 and 1995, respectively. The decrease in 1997 primarily reflected a reduction in the expected long-term rate of

             Management's Discussion and Analysis CONTINUED

             return on plan assets from 10 percent to 9.5 percent, partially offset by an increase in the market related value of plan assets and an increase in the assumed discount rate from 7.0 percent to
             7.5 percent. The increase in 1996 from 1995 primarily reflected a decrease in the assumed discount rate and an increase in the market-related value of plan assets. In 1998, net pension credits are expected to be approximately $200 million. See Note 13 to the
             U. S. Steel Group Financial Statements. To the extent that these credits decline in the future, income from operations would be adversely affected.


                NET INTEREST AND OTHER FINANCIAL COSTS for each of the last three years are summarized in the following table:

             (Dollars in millions)                          1997   1996    1995
             -------------------------------------------------------------------
             Net interest and other financial costs         $  87  $ 116   $ 129
             Less:
              Favorable (unfavorable) adjustments to
                carrying value of Indexed Debt/(a)/            10     (6)     -
                                                            -----  -----   -----

             Net interest and other financial costs
                adjusted to exclude above item              $  97  $ 110   $ 129
             -------------------------------------------------------------------

             /(a)/ In December 1996, USX issued $117 million of 6-3/4% Exchangeable Notes Due February 1, 2000 ("Indexed Debt") indexed to the price of RMI Titanium Company ("RMI") common stock. At maturity, USX must exchange these notes for shares of RMI common stock, or redeem the notes for the equivalent amount of cash. The carrying value of Indexed Debt is adjusted quarterly to settlement value, based on changes in the value of RMI common stock. Any resulting adjustment is charged or credited to income and included in interest and other financial costs. USX's 27% interest in RMI continues to be accounted for under the equity method.

                Adjusted net interest and other financial costs decreased by $13 million in 1997 as compared with 1996, and by $19 million in 1996 as compared with 1995, due primarily to lower average debt levels.

                The PROVISION FOR ESTIMATED INCOME TAXES in 1997 increased compared to 1996 due to improved operations, a reduction in estimated tax credits other than foreign tax credits (primarily nonconventional fuel source credits) and an increase in estimated state income tax expense. A significant portion of the reduction in the nonconventional fuel source credits resulted from U. S. Steel Group's entry into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its Clairton (Pa.) Works (See Note 16 to the U. S. Steel Group Financial Statements for additional discussion). For further discussion on income taxes, see Note 15 to the U. S. Steel Group Financial Statements.

                The EXTRAORDINARY LOSSES on extinguishment of debt of $2 million in both 1996 and 1995 represent the portion of the losses on early extinguishment of USX debt attributed to the U. S. Steel Group. For additional information, see Note 7 to the U. S. Steel Group Financial Statements.

                NET INCOME in 1997 was $452 million, compared with net income of
             $273 million in 1996 and net income of $301 million in 1995. Net income increased $179 million in 1997 from 1996, compared with a decrease of $28 million in 1996 from 1995. The changes in net income primarily reflect the factors discussed above.

                NONCASH CREDIT FROM EXCHANGE OF PREFERRED STOCK totaled $10 million in 1997. On May 16, 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities ("Trust Preferred Securities") of USX Capital Trust I, for an equivalent number of shares of its outstanding 6.50% Cumulative Convertible Preferred Stock ("6.50% Preferred Stock"). The noncash credit from exchange of preferred stock represents the difference between the carrying value of the 6.50% Preferred Stock ($192 million) and the fair value of the Trust Preferred Securities of USX Capital Trust I ($182 million), at the date of the exchange. For additional discussion on the exchange, see Note 21 to the U. S. Steel Group Financial Statements.

             Management's Discussion and Analysis CONTINUED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, CASH FLOWS AND LIQUIDITY

                CURRENT ASSETS at year-end 1997 increased $103 million from year-end 1996 primarily due to higher inventories and deferred income tax benefits.

                CURRENT LIABILITIES in 1997 increased $35 million from 1996 primarily due to increased accrued taxes.

                DEFERRED CREDITS AND OTHER LIABILITIES increased by $329 million from year-end 1996 due primarily to unamortized deferred gains of $244 million related to USX's entry in 1997 into a strategic partnership with two limited partners to acquire an interest in three coke batteries at the U. S. Steel Group's Clairton (Pa.) Works.

                TOTAL LONG-TERM DEBT AND NOTES PAYABLE at December 31, 1997 of
             $523 million was $582 million lower than year-end 1996. U. S. Steel Group used excess cash generated from operating activities and assets sales, less capital expenditures, to reduce debt. Virtually all of the debt is a direct obligation of, or is guaranteed by, USX.

                NET CASH PROVIDED FROM OPERATING ACTIVITIES in 1997 was $470
             million compared with $86 million in 1996. The 1997 period included payments of $80 million in elective funding of retiree life insurance of union and nonunion participants, $70 million to the United Steelworkers of America ("USWA") Voluntary Employee Benefit Association Trust (VEBA) ($40 million represented prefunding for years 1998 and 1999), $49 million to fund the U. S. Steel Group's principal pension plan for the 1996 plan year and receipts of $40 million in insurance recoveries related to the 1996 hearth breakout. The 1996 period included a payment of $59 million to the Internal Revenue Service for certain agreed and unagreed adjustments relating to the tax year 1990, and a payment of $28 million related to settlement of the Pickering litigation. Excluding these items, net cash provided from operating activities increased $456 million in 1997 due mainly to increased profitability and favorable working capital changes.

                The U.S. Steel Group's net cash provided from operating
             activities in 1995 reflects payments of $169 million to fund the U.S. Steel Group's principal pension plan, $35 million to the USWA's VEBA, $28 million representing U.S. Steel's share of the amortized discount on USX's zero coupon debentures (see USX Consolidated Management's Discussion and Analysis of Cash Flows for further details) and $20 million as partial settlement in the Pickering litigation. Excluding these items, net cash provided from operating activities declined by $666 million in 1996 due mainly to unfavorable working capital changes, decreased profitability and lower distributions from equity affiliates.

                CAPITAL EXPENDITURES in 1997 included a blast furnace reline at
             Mon Valley Works, a new heat treat line for plates at Gary Works and additional environmental expenditures primarily at Gary Works. Capital expenditures in 1996 included a blast furnace reline and new galvanizing line at Fairfield Works, environmental expenditures primarily at Gary Works, and certain spending related to the Gary No. 13 blast furnace hearth breakout. Contract commitments for capital expenditures at year-end 1997 were $156 million, compared with $134 million at year-end 1996.

                Capital expenditures for 1998 are expected to be approximately
             $340 million including a reline of the Gary Works No. 6 blast furnace, an upgrade to the galvanizing line at Fairless Works, replacement of coke battery thruwalls at Gary Works, conversion of the Fairfield pipemill from blooms to rounds and additional environmental expenditures primarily at Fairfield Works and Gary Works.

                Net cash used in INVESTMENTS IN EQUITY AFFILIATES of $16 million reflected funding of equity affiliate capital projects (mainly the construction of a second galvanizing line at the PRO-TEC Coating Company joint venture), partially offset by dividends from equity affiliates. Investments in equity affiliates in 1996 and 1995 provided net cash of $11 million and $4 million, respectively.

             Management's Discussion and Analysis CONTINUED

                In 1998, net investments in equity affiliates are expected to be approximately $60 million, which mainly reflects funding for entry into a Slovakian joint venture with VSZ a.s. In February, 1998, the joint venture, doing business as VSZ U.S. Steel, s.r.o., took over ownership and commenced operation of an existing tin mill facility (VSZ's Ocel plant in Kosice) with an annual production capacity of 140,000 metric tons. The joint venture plans to add 200,000 annual metric tons of new tin mill production capacity in the next two years. See discussion of "Outlook" below for further details.

                The preceding statements concerning expected 1998 capital
             expenditures and investments in equity affiliates are forward-looking statements. These forward-looking statements are based on assumptions, which can be affected by (among other things) levels of cash flow from operations, unforeseen hazards such as weather conditions, explosions or fires, and delays in obtaining government or partner approval, which could delay the timing of completion of particular capital projects. In addition, levels of investments may be affected by the ability of equity affiliates to obtain external financing. Accordingly, actual results may differ materially from current expectations in the forward-looking statements.

                CASH FROM DISPOSAL OF ASSETS totaled $420 million in 1997, compared with $161 million in 1996 and $67 million in 1995. The 1997 proceeds included $361 million resulting from U. S. Steel's entry into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its Clairton Works (for additional information, see Note 16 to the U. S. Steel Group Financial Statements). The net effect of this transaction did not have a material impact on 1997 net income. The 1996 proceeds reflected the sale of U. S. Steel Group's investment in National-Oilwell and a portion of its investment in RMI common stock. The 1995 proceeds mainly reflected property sales.

                In 1996, an aggregate of 6.9 million shares of RMI common stock was sold in a public offering. Included in the offering were 2.3 million shares sold by USX for net proceeds of $40 million. Following this transaction, USX owns approximately 27% of the outstanding common stock of RMI. For additional information, see
             Note 6 to the U. S. Steel Group Financial Statements.

                FINANCIAL OBLIGATIONS decreased by $567 million in 1997 compared with an increase of $77 million in 1996, and a decrease of $403 million in 1995. Financial obligations consist of the U.S. Steel Group's portion of USX debt and preferred stock of a subsidiary attributed to both groups as well as debt and financing agreements specifically attributed to the U.S. Steel Group. The decrease in 1997 primarily reflected the net effects of cash from operating activities, asset sales and capital expenditures. For a discussion of USX financing activities attributed to both groups, see Management's Discussion and Analysis of USX Consolidated Financial Condition, Cash Flows and Liquidity.

                In December 1996, USX issued Indexed Debt in the principal amount of $117 million or $21.375 per note, which was the market price per share of RMI common stock on November 26, 1996. At maturity, the Indexed Debt will be mandatorily exchangeable by USX into shares of RMI common stock (or for the equivalent amount of cash, at USX's option) at a defined exchange rate, which is based on the average market price of RMI common stock valued in January 2000. The carrying value of the notes is adjusted quarterly to settlement value, and any resulting adjustment is charged or credited to income and included in interest and other financial costs. The carrying value was adjusted to $113 million at December 31, 1997. Net proceeds from the issuance of the notes totaled approximately $113 million. This amount was reflected in its entirety in the U.S. Steel Group financial statements. For additional information, see Note 16 to the USX Consolidated Financial Statements.

                STEEL STOCK ISSUED totaled $48 million in 1997, $51 million in
             1996 and $218 million in 1995. This included a public offering of 5,000,000 shares in 1995 for net proceeds of $169 million, which was reflected in its entirety in the U. S. Steel Group Financial Statements.

             Management's Discussion and Analysis CONTINUED

             PENSION ACTIVITY

                In accordance with USX's long-term funding practice, which is designed to maintain an appropriate funded status, USX contributed $49 million in 1997 to fund the U.S. Steel Group's principal pension plan for the 1996 plan year. In 1995, net proceeds of $169 million from the public offering of 5,000,000 shares of Steel Stock were used to fund the U.S. Steel Group's principal pension plan for the 1994 and the 1995 plan years.

             DERIVATIVE INSTRUMENTS

                See Quantitative and Qualitative Disclosures About Market Risk
             for discussion of derivative instruments and associated market risk for U.S. Steel Group.


             LIQUIDITY

                For discussion of USX's liquidity and capital resources, see
             Management's Discussion and Analysis of USX Consolidated Financial Condition, Cash Flows and Liquidity.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF ENVIRONMENTAL MATTERS, LITIGATION AND CONTINGENCIES

                The U.S. Steel Group has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. In recent years, these expenditures have been mainly for process changes in order to meet Clean Air Act obligations, although ongoing compliance costs have also been significant. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of the U.S. Steel Group's products and services, operating results will be adversely affected. The U.S. Steel Group believes that all of its domestic competitors are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and the specific products and services it provides. To the extent that competitors are not required to undertake equivalent costs in their operations, the competitive position of the U.S. Steel Group could be adversely affected.

                The U.S. Steel Group's environmental expenditures for the last three years were/(a)/:

             (Dollars in millions)                 1997      1996      1995
             -------------------------------------------------------------------
             Capital                              $  43     $  90     $  55
             Compliance
              Operating & Maintenance               196       199       195
              Remediation/(b)/                       29        33        35
                                                  -----     -----     -----
             Total U.S. Steel Group               $ 268     $ 322     $ 285
             -------------------------------------------------------------------

             /(a)/ Based on previously established U.S. Department of Commerce survey guidelines.
             /(b)/ These amounts do not include noncash provisions recorded for environmental remediation, but include spending charged against such reserves, net of recoveries where permissible.

                The U.S. Steel Group's environmental capital expenditures
             accounted for 16%, 27% and 17% of total capital expenditures in 1997, 1996 and 1995, respectively.

                Compliance expenditures represented 4% of the U.S. Steel
             Group's total operating costs in 1997, 1996 and 1995. Remediation spending during 1995 to 1997 was mainly related to remediation activities at former and present operating locations. These projects include the remediation of the Grand Calumet River, and the closure and remediation of permitted hazardous and non-hazardous waste landfills.

                The Resource Conservation and Recovery Act ("RCRA") establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks.

             Management's Discussion and Analysis CONTINUED

                The U. S. Steel Group is in the study phase of RCRA corrective action programs at its Fairless Works and its former Geneva Works. A RCRA corrective action program has been initiated at its Gary Works and its Fairfield Works. Until the studies are completed at these facilities, USX is unable to estimate the cost of remediation activities, if any, that will be required.

                USX has been notified that it is a potential responsible party
             ("PRP") at 25 waste sites related to the U. S. Steel Group under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of December 31, 1997. In addition, there are 16 sites related to the U. S. Steel Group where USX has received information requests or other indications that USX may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability or make any judgment as to the amount thereof. There are also 39 additional sites related to the U. S. Steel Group where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. At many of these sites, USX is one of a number of parties involved and the total cost of remediation, as well as USX's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. The U. S. Steel Group accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. See Note 28 to the U. S. Steel Group Financial Statements.

                In 1997, USX adopted American Institute of Certified Public
             Accountants Statement of Position No. 96-1- "Environmental Remediation Liabilities", which resulted in a $20 million charge. For additional information, see Note 3 to the U. S. Steel Group Financial Statements.

                New or expanded environmental requirements, which could increase the U. S. Steel Group's environmental costs, may arise in the future. USX intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, the U. S. Steel Group does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 1998. The
             U. S. Steel Group's capital expenditures for environmental controls are expected to be approximately $65 million in 1998 and are expected to be spent on projects primarily at Gary Works and Fairfield Works. Predictions beyond 1998 can only be broad-based estimates which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies to remediate sites, among other matters. Based upon currently identified projects, the U. S. Steel Group anticipates that environmental capital expenditures will be approximately $40 million in 1999; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements and could increase if additional projects are identified or additional requirements are imposed.

                USX is the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments relating to the U. S. Steel Group involving a variety of matters, including laws and regulations relating to the environment, certain of which are discussed in Note 28 to the U. S. Steel Group Financial Statements. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the U. S. Steel Group Financial Statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the U. S. Steel Group.

             Management's Discussion and Analysis CONTINUED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

                Average realized steel prices were 2.6% higher in 1997 versus
             1996 due primarily to U. S. Steel realizing higher prices for tubular and sheet products. In 1996, average realized steel prices were essentially unchanged versus 1995 as the impact of lower product prices was offset by improved product mix.

                Steel shipments were 11.6 million tons in 1997, and 11.4 million tons in 1996 and 1995. U. S. Steel Group shipments comprised approximately 11% of the domestic steel market through November 1997. Exports accounted for approximately 4% of U. S. Steel Group shipments in 1997, compared with 4% in 1996 and 13% in 1995.

                Raw steel production was 12.3 million tons in 1997, compared with 11.4 million tons in 1996 and 12.2 million tons in 1995. Raw steel production averaged 97% of capability in 1997, compared with 89% of capability in 1996 and 97% of capability in 1995. In 1996, raw steel production was negatively affected by an unplanned blast furnace outage at the Gary Works No. 13 blast furnace. U. S. Steel stated annual raw steel production capability was 12.8 millions tons in 1997 and 1996, and 12.5 million tons in 1995.

                Plate products accounted for 8% and 9% of U. S. Steel Group shipments in 1997 and 1996, respectively. On November 5, 1996, two other domestic steel plate producers filed antidumping cases with the U. S. Department of Commerce ("Commerce") and the International Trade Commission ("ITC") asserting that People's Republic of China, the Russian Federation, Ukraine, and South Africa have engaged in unfair trade practices with respect to the export of carbon cut-to-length plate to the United States. U. S. Steel Group has supported these cases. The Commerce issued final affirmative determination of dumping for each country in October 1997, finding substantial dumping margins on cut-to-length steel plate imports from these countries. In December 1997, the ITC voted unanimously that the United States industry producing cut-to-length carbon steel plate was injured due to imports of dumped cut-to-length plate from the four countries. The United States has negotiated suspension agreements that limit imports of cut-to-length carbon steel plate from the four countries to a total of approximately 440,000 tons per year for the next five years, a reduction of about two-thirds from 1996 import levels, and provide for an average 10-15% increase in import prices to remove the injurious impact of the imports. Any violation or abrogation of the suspension agreements will result in imposition of the dumping duties found by the Commerce.

                USX intends to file additional antidumping and countervailing duty petitions if unfairly traded imports adversely impact, or threaten to adversely impact, the results of the U. S. Steel Group. For additional information regarding levels of imported steel, see discussion of "Outlook" below.

                U. S. Steel entered into a five and one-half year contract with the United Steelworkers of America ("USWA"), effective February 1, 1994, covering approximately 15,000 employees. The contract provided for reopener negotiations of specific payroll items. These negotiations were resolved by following the settlements reached by other major integrated producers (including the timing of a lump sum bonus payment in July 1999), with revised contract terms becoming effective as of February 1, 1997. This agreement expires on August 1, 1999.

                U. S. Steel Mining Company, LLC ("U. S. Steel Mining") entered into a five year contract with the United Mine Workers of America ("UMWA"), effective January 1, 1998, covering approximately 1,000 employees. The agreement reached followed that of other major mining companies.

                The U. S. Steel Group depreciates steel assets by modifying straight-line depreciation based on the level of production. Depreciation charges for 1997, 1996, and 1995 were 102%, 94%, and 102%, respectively, of straight-line depreciation based on production levels for each of the years. See Note 2 to the U. S. Steel Group Financial Statements.

             Management's Discussion and Analysis CONTINUED

             OUTLOOK

                The U. S. Steel Group presently anticipates that steel demand will remain relatively strong in 1998, and the outlook remains positive for the markets it serves. This market strength is dependent on continued strong demand for capital goods, oil and gas tubular products and consumer durables in domestic and international economies. Based on the continuing strong demand for its products, U. S. Steel Group announced in December 1997, price increases for plate and tubular products for spot market shipments scheduled for delivery after March 28, 1998, for plate and March 31, 1998, for tubular. In January 1998, price increases were also announced for sheet products affecting orders scheduled for shipment after April 1, 1998. These increases will not apply to shipments under long term contracts where prices were previously negotiated. However, growing domestic production for flat-rolled products (an estimated 4.6 million tons of additional production capability from new and existing sources is expected in 1998), continuing high levels of imports and a return to the market of a competitor following a lengthy strike, could have an adverse effect on U. S. Steel's product prices and shipment levels. In addition, uncertainties of the Asian economies could potentially impact the domestic markets, if Asian countries increase their level of steel exports to the United States.

                Steel imports to the United States accounted for an estimated
             24%, 23% and 21% of the domestic steel market in the first eleven months of 1997, and for the years 1996 and 1995, respectively. Steel imports of hot rolled, cold rolled and galvanized sheets as a percentage of total finished imports, increased 4% in the first eleven months of 1997, compared to the same period in 1996. The domestic steel industry has, in the past, been adversely affected by unfairly traded imports, and higher levels of imported steel may have an adverse effect on product prices, shipment levels and results of operations.

                U. S. Steel Group shipments in the first quarter of 1998 are expected to be lower than in the fourth quarter of 1997 due to a seasonal industry decline in first quarter shipments. During the second and third quarters of 1998, raw steel production is expected to be reduced by a 100 day planned blast furnace reline at Gary Works. U. S. Steel expects to supplement raw steel production with the purchase of slabs from outside sources, which should allow it to maintain shipment levels during this planned outage.

                On February 5, 1998, U. S. Steel Group and VSZ a.s., Kosice,
             entered into a 50-50 joint venture in Kosice, Slovakia, for the production and marketing of tin mill products to serve an emerging Central European market. In February 1998, the joint venture, doing business as VSZ U. S. Steel, s. r.o., took over ownership and commenced operation of an existing tin mill facility (VSZ's Ocel plant in Kosice) with an annual production capacity of 140,000 metric tons. The joint venture plans to add 200,000 annual metric tons of new tin mill production capacity in the next two years.

                In 1997, U. S. Steel Group, through a subsidiary, United States
             Steel Export Company de Mexico, along with Feralloy Mexico, S.R.L. de C.V., and Intacero de Mexico, S.A. de C.V., formed a joint venture for a slitting and warehouse facility in San Luis Potosi, Mexico. The joint venture will conduct business as Acero Prime and will service primarily the appliance industry. Construction will begin in 1998 with operations commencing in early 1999.

                The preceding statements concerning anticipated steel demand, steel pricing, purchasing slabs to supplement raw steel production and shipment levels are forward-looking and are based upon assumptions as to future product prices and mix, and levels of steel production capability, production and shipments. These forward-looking statements can be affected by imports, domestic and international economies, domestic production capacity, availability of slabs, and customer demand. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated.

             Management's Discussion and Analysis CONTINUED

             YEAR 2000

                A task force has been established to identify all potential areas of risk and to make any required modifications as they relate to business computer systems, technical infrastructure, end-user computing, business partners, manufacturing, environmental operations, systems products produced and sold, and dedicated R&D test facilities. A Year 2000 impact assessment for all of the aforementioned areas is expected to be completed by the end of the first quarter 1998. The U. S. Steel Group technical software infrastructure for mainframe computers is essentially Year 2000 compliant; however, vendor software and other computing platforms are still in the process of being analyzed for compliance. The U.
             S. Steel Group is monitoring the compliance efforts of the entities with which it does business and is participating with steel industry and other trade associations to collectively address Year 2000 issues involving such entities. The U. S. Steel Group's objective is to achieve compliance by the end of 1998, and to use the year 1999 to validate and confirm Year 2000 compliance, including continued monitoring of progress by the U. S. Steel Group's business partners. Based on information available at this time, management believes that the incremental costs associated with achieving Year 2000 compliance will not be material to the operating results of the U. S. Steel Group.

                The discussion of the U. S. Steel Group's efforts, and
             management's expectations, relating to Year 2000 compliance are forward-looking statements. The U. S. Steel Group's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review. The U. S. Steel Group has limited or no control over the actions of proprietary software vendors and other entities with which it interacts. Therefore, Year 2000 compliance problems experienced by these entities could adversely affect the operating results of the
             U. S. Steel Group.

             ACCOUNTING STANDARDS

                In June 1997, the Financial Accounting Standards Board issued two new accounting standards:

                Statement of Financial Accounting Standards No. 130, "Reporting
             Comprehensive Income" requires that companies report all recognized changes in assets and liabilities that are not the result of transactions with owners, including those that are not reported in net income. USX plans to adopt the standard, effective with its 1998 financial statements, as required.

                Statement of Financial Accounting Standards No. 131,
             "Disclosures about Segments of an Enterprise and Related Information" introduces a "management approach" for identifying reportable industry segments of an enterprise. USX plans to adopt the standard, effective with its 1998 financial statements, as required.

             The Steel Group
             Quantitative and Qualitative Disclosures About Market Risk

             MANAGEMENT OPINION CONCERNING DERIVATIVE INSTRUMENTS

                USX employs a strategic approach of limiting its use of
             derivative instruments to hedging activities, whereby gains and losses are generally offset by price changes in the underlying commodity. Based on this approach, combined with risk assessment procedures and internal controls, management believes that its use of derivative instruments does not expose the U. S. Steel Group to material risk. The U. S. Steel Group's use of derivative instruments for hedging activities could materially affect the U.
             S. Steel Group's results of operations in particular quarterly or annual periods. This is primarily because use of such instruments may limit the company's ability to benefit from favorable price movements. However, management believes that use of these instruments will not have a material adverse effect on financial position or liquidity. For a summary of accounting policies related to derivative instruments, see Note 2 to the U. S. Steel Group Financial Statements.

             COMMODITY PRICE RISK

                In the normal course of its business, the U. S. Steel Group is exposed to market risk, or price fluctuations related to the production and sale of steel products. To a lesser extent, the U.
             S. Steel Group is exposed to price risk related to the purchase, production or sale of coal and coke and the purchase of natural gas, steel scrap and certain metals used as raw materials. The U.
             S. Steel Group is also exposed to effects of price fluctuations on the value of its raw material and steel product inventories.

                The U. S. Steel Group's market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand. However, the U. S. Steel Group uses derivative commodity instruments (primarily over-the-counter commodity swaps) to manage exposure to market risk related to the purchase of natural gas. The use of these instruments has not been significant in relation to the U. S. Steel Group's overall business activity.

                Sensitivity analyses of the incremental effect on pretax income of hypothetical 10% and 25% decreases in commodity prices for open derivative commodity instruments as of December 31, 1997, are provided in the following table:/(a)/

              (Dollars in millions)
             ----------------------------------------------------------------------------------
                                                                 INCREMENTAL DECREASE
                                                             IN PRETAX INCOME ASSUMING A
                                                          HYPOTHETICAL PRICE DECREASE OF/(a)/
              Derivative Commodity Instruments/(b)/             10%              25%
             ----------------------------------------------------------------------------------
              Natural gas                                     $1.1             $2.8
             ----------------------------------------------------------------------------------

         /(a)/ Gains and losses on derivative commodity instruments are generally offset by price changes in the underlying commodity. Effects of these offsets are not reflected in the sensitivity analyses. Amounts reflect the estimated incremental effect on pretax income of hypothetical decreases in closing commodity prices for each open contract position at December 31, 1997. The
               U. S. Steel Group evaluates its portfolio of derivative commodity instruments on an ongoing basis and adds or revises strategies to reflect anticipated market conditions and changes in risk profiles. Changes to the portfolio subsequent to December 31, 1997, would cause future pretax income effects to differ from those presented in the table.
         /(b)/ During 1997, the U. S. Steel Group made limited use of derivative commodity swaps to hedge against price changes for zinc used as a raw material. There were no open commodity swaps on zinc or other nonferrous metals at December 31, 1997.

                While these derivative commodity instruments are generally used to reduce risks from unfavorable commodity price movements, they also may limit the opportunity to benefit from favorable movements. The U. S. Steel Group recorded net pretax hedging gains of $5 million in 1997, compared with pretax gains of $21 million in 1996 and pretax losses of $15 million in 1995. These gains and losses were offset by changes in the realized prices of the underlying hedged natural gas. For additional quantitative information relating to derivative commodity instruments, including aggregate contract values and fair values, where appropriate, see Note 26 to the U. S. Steel Group Financial Statements.

             Quantitative and Qualitative Disclosures
             About Market Risk CONTINUED

             INTEREST RATE RISK

                USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 1997 interest rates on the fair value of the
             U. S. Steel Group's specifically attributed non-derivative financial instruments and the U. S. Steel Group's portion of USX's non-derivative financial instruments attributed to all groups, is provided in the following table:

             (Dollars in millions)
             --------------------------------------------------------------------------------------------------------------------
                                                                                                                   Incremental
                                                                                                                   Increase in
                                                                                          Carrying      Fair         Fair
             Non-Derivative Financial Instruments/(a)/                                   Value /(b)/   Value /(b)/  Value /(c)/
             --------------------------------------------------------------------------------------------------------------------
             Financial assets:
              Investments and long-term receivables/(d)/                                  $    34      $   34      $    --
             ------------------------------------------------------------------------------------------------------------------
             Financial liabilities:
              Long-term debt (including amounts due within one year)/(e)/                 $   412     $   448      $    11
              Preferred stock of subsidiary/(f)/                                               66          67            6
              USX obligated mandatorily redeemable convertible preferred
               securities of a subsidiary trust/(g)/                                          182         181           17
                                                                                          -------     -------      -------
             Total                                                                        $   660     $   696      $    34
             ------------------------------------------------------------------------------------------------------------------

         /(a)/ Fair values of receivables, notes payable, accounts payable and accrued interest, approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.
         /(b)/ At December 31, 1997. For additional discussion, see Note
               27 to the U. S. Steel Group Financial Statements.
         /(c)/ Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at December 31, 1997, on the fair value of non-derivative financial instruments. For financial liabilities this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at December 31, 1997.
         /(d)/ For additional information, see Note 16 to the U. S. Steel
               Group Financial Statements.
         /(e)/ Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 10 to the U. S. Steel Group Financial Statements.
         /(f)/ In 1994, USX Capital LLC, a wholly owned subsidiary of USX, sold 10,000,000 shares of 8-3/4% Cumulative Monthly Income Preferred Shares. For further discussion, see Note 25 to the Consolidated Financial Statements.
         /(g)/ In 1997, USX exchanged 3.9 million 6.75% Convertible
               Quarterly Income Preferred Securities of USX Capital Trust I, a Delaware statutory business trust, for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock. For further discussion, see Note 21 to the U. S. Steel Group Financial Statements.

                At December 31, 1997, USX's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $11 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, USX's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect USX's results and cash flows only to the extent that USX elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

             Quantitative and Qualitative Disclosures About Market Risk
             CONTINUED


             EQUITY PRICE RISK

                The U. S. Steel Group is subject to equity price risk resulting from USX's issuance in December 1996 of $117 million of 6-3/4% Exchangeable Notes Due February 1, 2000 ("Indexed Debt"). At maturity, USX must exchange the notes for shares of RMI Titanium Company ("RMI") common stock, or redeem the notes for the equivalent amount of cash. Each quarter, USX adjusts the carrying value of Indexed Debt to settlement value, based on changes in the value of RMI common stock. Any resulting adjustment is charged or credited to income and included in interest and other financial costs. During 1997, the U. S. Steel Group recorded adjustments of $16 million favorable in the first quarter, $10 million unfavorable in the second quarter and $4 million favorable in the fourth quarter. At year-end 1997, a hypothetical 10% increase in the value of RMI common stock would have resulted in a $4 million unfavorable effect on pretax income. USX holds a 27% interest in RMI which is accounted for under the equity method. At December 31, 1997, this investment in RMI common stock had a fair market value of $110 million and a carrying value of $56 million. The unfavorable effects on income described above would generally be offset by changes in the market value of USX's investment in RMI. However, under the equity method of accounting, USX cannot recognize in income these changes in the market value until the investment is liquidated.

             SAFE HARBOR

                       The U. S. Steel Group's quantitative and qualitative
             disclosures about market risk include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are accompanied by cautionary language identifying important factors (particularly the underlying assumptions and limitations disclosed in footnotes to the tables), though not necessarily all such factors, that could cause future outcomes to differ materially from those projected.

                Forward-looking statements with respect to management's opinion about risks associated with USX's use of derivative instruments are based on certain assumptions with respect to market prices and industry supply of and demand for steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to the U. S. Steel Group's hedging programs may differ materially from those discussed in the forward-looking statements.

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